Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

THE TORONTO-DOMINION BANK,

BERLIN MERGER CO.,

BANKNORTH GROUP INC.

AND

BERLIN DELAWARE INC.

DATED AS OF AUGUST 25, 2004

i

Exhibit A	Form of Certificate of Incorporation of Banknorth Delaware prior to Effective Time
Exhibit B	Form of By-laws of Banknorth Delaware prior to Effective Time
Exhibit C	Form of Certificate of Incorporation of Banknorth Delaware
Exhibit D	Form of By-laws of the Surviving Corporation
Exhibit E	Form of Stockholders Agreement
Exhibit F	Form of Amendment No. 1 to the Banknorth Rights Agreement
Exhibit G	Form of Affiliate Letter

INDEX OF DEFINED TERMS

Acquisition Merger	1
Acquisition Proposal	46
Agreement	1
Amended Articles	9
Articles of Migratory Merger	2
Banknorth	1
Banknorth Benefit Plans	19
Banknorth Board Approval	21
Banknorth By-Laws	9
Banknorth Closing Average Share Price	6
Banknorth Common Stock	2
Banknorth Contract	23
Banknorth Delaware	1
Banknorth Delaware Common Stock	2
Banknorth Delaware Consideration	4
Banknorth Delaware Required Vote	11
Banknorth Disclosure Schedule	8
Banknorth Investment Adviser Subsidiary	27
Banknorth Option	8
Banknorth Preferred Stock	10
Banknorth Recommendation	45
Banknorth Regulatory Agreement	23
Banknorth Reports	14
Banknorth Rights	12
Banknorth Rights Agreement	10
Banknorth Shareholders Meeting	45
Banknorth Stock Option Plans	10
Berlin Merger Co.	1
Berlin Mergerco Common Stock	4
BHC Act	8
Board	3
BostonFed Merger Agreement	10
Business Day	3
Canadian GAAP	9
Cash Consideration	4
Certificate of Merger	3
Certificate of Migratory Merger	2
Certificates	5
Change in Banknorth Recommendation	45
Closing	3
Closing Date	3
Code	1
Confidential Information	44
Continuing Employees	51
Conversion Rate	7
CRA	22
Derivative Transaction	27
Determination Date	58
DGCL	1
Effective Time	3
Environmental Laws	25
ERISA	19
ERISA Affiliate	20
Exchange Act	14
Exchange Agent	5
FDIC	10
Final Index Price	58
Governmental Entity	14
Hazardous Substance	25
HSR Act	14
Indemnified Parties	49
Index Group	58
Index Ratio	57
Initial Index Price	58
Injunction	54
Investment Advisers Act	27
KBW	17
Lehman	17
Liens	11
Litigation	62
Loans	28
Material Adverse Effect	8
MBCA	1
Merger Consideration	4
Mergers	1
Migratory Merger	1
Migratory Merger Certificates	2
Migratory Merger Effective Time	2
Option Shares	38
OSFI Approval	14
PBGC	20
Proxy Statement/Prospectus	13
Registration Statement	13
Representatives	44
Required Banknorth Vote	11
Requisite Regulatory Approvals	54
Restricted Shares	38
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14

Significant Subsidiary	47
Starting Date	58
Starting Price	58
State Banking Approvals	14
Stockholders Agreement	11
Subsidiary	9
Superior Proposal	47
Surviving Corporation	3
Takeover Statute	21
Tax Return	19
Taxes	19
TD	1
TD Annual Report	35
TD Common Shares	4
TD Consideration	4
TD Disclosure Schedule	29
TD Exchange Ratio	4
TD Preferred Stock	30
TD Process Agent	63
TD Ratio	57
TD Regulatory Agreement	36
TD Reports	33
TD Stock Consideration	4
TD Weighted Average Share Price	7
Termination Fee	59
Transition Committee	51
U.S. GAAP	9
USA Patriot Act	17
Voting Debt	11
Weighted Average Price	59

v

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2004 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), Berlin Merger Co., a Delaware corporation and a wholly owned subsidiary of TD (“Berlin Mergerco”), Banknorth Group, Inc., a Maine corporation (“Banknorth”), and Berlin Delaware Inc., a Delaware corporation and wholly owned subsidiary of Banknorth (“Banknorth Delaware”).

          WHEREAS, the respective Boards of Directors of each of TD and Banknorth have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transactions provided for herein.

          WHEREAS, it is proposed that in the first step of the transactions contemplated by this Agreement, in accordance with Article I of this Agreement, Banknorth will effect a migratory merger by merging with and into Banknorth Delaware (the “Migratory Merger”). Banknorth Delaware shall be the surviving corporation in the Migratory Merger, and shall continue its corporate existence under the laws of the State of Delaware. The parties intend (i) to treat the Migratory Merger as a transaction qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code.

          WHEREAS, in the second step of the transactions contemplated by this Agreement, immediately after consummation of the Migratory Merger and in accordance with Article II of this Agreement, Berlin Mergerco will merge with and into Banknorth Delaware, with Banknorth Delaware being the surviving corporation in such merger (the “Acquisition Merger” and, together with the Migratory Merger, the “Mergers”).

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MIGRATORY MERGER

          Section 1.1.   The Migratory Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maine Business Corporation Act (the “MBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Migratory Merger Effective Time (as defined in Section 1.2), Banknorth shall be merged with and into Banknorth Delaware. Banknorth Delaware shall continue as the surviving corporation of the Migratory Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Migratory Merger, the separate corporate existence of Banknorth shall terminate.

          Section 1.2.   Effective Time of the Migratory Merger. The Migratory Merger shall become effective as set forth in the certificate of merger relating to the Migratory Merger as contemplated by the DGCL (the “Certificate of Migratory Merger”), which shall be filed with the Secretary of State of the State of Delaware, and the articles of merger relating to the Migratory Merger as contemplated by the MBCA (the “Articles of Migratory Merger” and, together with the Certificate of Migratory Merger, the “Migratory Merger Certificates”), which shall be filed with the Secretary of State of the State of Maine. The “Migratory Merger Effective Time” shall mean the time at which the Migratory Merger becomes effective, as set forth in the Migratory Merger Certificates.

          Section 1.3.   Effects of the Migratory Merger. At and after the Migratory Merger Effective Time, the Migratory Merger shall have the effects set forth in the MBCA and the DGCL.

          Section 1.4.   Closing of the Migratory Merger. Subject to the terms and conditions of this Agreement, the closing of the Migratory Merger will occur immediately prior to, on the same day as, and at the same location as the Closing (as defined in Section 2.4).

          Section 1.5.   Certificate of Incorporation. At the Migratory Merger Effective Time, the Certificate of Incorporation of Banknorth Delaware, as in effect immediately prior to the Migratory Merger Effective Time, in the form thereof set forth in Exhibit A, shall be the Certificate of Incorporation of Banknorth Delaware as the surviving corporation of the Migratory Merger until thereafter amended as provided by this Agreement, the DGCL and such Certificate of Incorporation.

          Section 1.6.   By-laws. At the Migratory Merger Effective Time, the By-laws of Banknorth Delaware, as in effect immediately prior to the Migratory Merger Effective Time, in the form thereof set forth as Exhibit B, shall be the By-laws of Banknorth Delaware as the surviving corporation until thereafter amended as provided by the DGCL, its Certificate of Incorporation and such By-laws.

          Section 1.7.   Board of Directors . Subject to Section 2.7, the directors of Banknorth immediately prior to the Migratory Merger Effective Time shall be the directors of Banknorth Delaware as the surviving corporation in the Migratory Merger.

          Section 1.8.   Effect on Capital Stock. At the Migratory Merger Effective Time, by virtue of the Migratory Merger and without any action on the part of Banknorth, Banknorth Delaware, or the holders of any of the following securities:

      (a) Each share of common stock, par value $0.01, of Banknorth (“Banknorth Common Stock”) either issued and outstanding or owned directly by Banknorth as treasury stock, in each case, immediately prior to the Migratory Merger Effective Time, will be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of Banknorth Delaware (“Banknorth Delaware Common Stock”).

      (b) Each share of capital stock of Banknorth Delaware issued and outstanding immediately prior to the Migratory Merger Effective Time shall be cancelled and cease to be outstanding, without payment of any consideration therefor, and shall cease to exist.

ARTICLE II

THE ACQUISITION MERGER

          Section 2.1.   The Acquisition Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as defined in Section 2.2 hereof), Berlin Mergerco shall merge with and into Banknorth Delaware. Banknorth Delaware shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Acquisition Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Acquisition Merger, the separate corporate existence of Berlin Mergerco shall terminate.

          Section 2.2.   Effective Time of the Acquisition Merger. The Acquisition Merger shall become effective as set forth in the certificate of merger relating to the Acquisition Merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware. The term “Effective Time” shall mean the time when the Acquisition Merger becomes effective, as set forth in the Certificate of Merger.

          Section 2.3.   Effects of the Acquisition Merger. At and after the Effective Time, the Acquisition Merger shall have the effects set forth in the DGCL.

          Section 2.4.   Closing of the Acquisition Merger. Subject to the terms and conditions of this Agreement, the closing of the Acquisition Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Portland, Maine, USA or Toronto, Ontario, Canada.

          Section 2.5.   Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Banknorth Delaware as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form thereof set forth in Exhibit C, and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

          Section 2.6.   By-laws. At the Effective Time, the By-laws of Banknorth Delaware as in effect immediately prior to the Effective Time shall be amended and restated so as to read in their entirety in the form set forth in Exhibit D, and shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation and such By-laws.

          Section 2.7.   Board of Directors. As of the Effective Time, the Board of Directors of Banknorth Delaware (the “Board”) shall initially be composed of up to 19 Directors consisting of (a) the individuals constituting the Board of Directors of Banknorth on the date of the Closing (provided that such number does not exceed 14, in which case Banknorth shall take all requisite action to designate no more than 14 of such individuals to become directors of Banknorth Delaware pursuant to this Section 2.7), including the Chief Executive Officer of Banknorth, who shall be Class A Directors, and (b) up to five individuals designated by TD (and, to the extent not directors or executive officers of TD or its affiliates as of the date hereof, reasonably acceptable to Banknorth) in writing to Banknorth Delaware not less than 15 days prior to the expected date of Closing, (or, if such period of notice is not practicable under the circumstances because an individual who has been so designated is no longer available for such service, such prior notice as is practicable), who shall be Class B Directors.

          Section 2.8. Effect on Capital Stock. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of TD, Banknorth Delaware, Berlin Mergerco or the holders of any of the following securities:

      (a) Subject to Section 2.9(g), each share of Banknorth Delaware Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the Migratory Merger (other than any shares of Banknorth Delaware Common Stock to be canceled pursuant to Section 2.8(c)) shall be converted into the following (together, the “Merger Consideration”):

      (i) the right to receive (x) 0.2351 (the “TD Exchange Ratio”) fully paid and nonassessable common shares, without par value, of TD (“TD Common Shares”) (the “TD Stock Consideration”) and (y) $12.24 in cash (the “Cash Consideration” and, together with the TD Stock Consideration, the “TD Consideration”); and

      (ii) the right to receive 0.49 fully paid and non-assessable shares of Banknorth Delaware Common Stock (the “Banknorth Delaware Consideration”).

      (b) All of the shares of common stock, par value $.01 per share, of Berlin Mergerco (the “Berlin Mergerco Common Stock”), collectively, issued and outstanding immediately prior to the Effective Time shall be converted into (i) the number of shares of Banknorth Delaware Common Stock equal to the product of (x) the number of shares of Banknorth Delaware Common Stock issued and outstanding immediately prior the Effective Time, after giving effect to the Migratory Merger, multiplied by (y) 0.51 and (ii) one share of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”).

      (c) Each share of Banknorth Delaware Common Stock owned by Banknorth Delaware or TD (other than, in each case, shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted), in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, without payment of any consideration therefor, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

      (d) If at any time between the date of this Agreement and the Effective Time, TD shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, the TD Common Shares, the TD Exchange Ratio shall be multiplied by a fraction, the numerator of which shall be the number of TD Common Shares outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the TD Exchange Ratio, subject to further adjustment in accordance with this sentence.

     (e) The parties agree that promptly following the date hereof they will explore in good faith the possible alternative of allocating the Merger Consideration on a per shareholder basis rather than the per share basis currently set forth in Section 2.8(a).

          Section 2.9.   Surrender of Shares. (a) TD shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates that immediately prior to the Migratory Merger Effective Time represented shares of Banknorth Common Stock (“Certificates”) and delivering the Merger Consideration, as described below.

          (b) At or prior to the Effective Time, (i) TD shall deposit, or shall cause to be deposited, with the Exchange Agent (A) an estimated amount of cash sufficient to pay the Cash Consideration and any cash that may be payable in lieu of any fractional shares pursuant to Section 2.9(g) and (B) certificates representing the TD Common Shares issuable in accordance with the terms of Section 2.8(a)(i) in exchange for shares of Banknorth Delaware Common Stock, and (ii) Banknorth Delaware shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the Banknorth Delaware Consideration. The Exchange Agent shall invest such deposited cash as directed by TD; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to TD.

          (c) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and have such other provisions as TD and Banknorth shall reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled; provided, however, that the holders of such Certificates shall be permitted to specifically identify on such letter of transmittal those shares of Banknorth Delaware Common Stock that are to be converted into the TD Consideration and those shares of Banknorth Delaware Common Stock that are to be converted into the Banknorth Delaware Consideration. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the Merger Consideration.

          (d) No dividends or other distributions with respect to Banknorth Delaware Common Stock or TD Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Banknorth Delaware Common Stock or TD Common Shares, as applicable, that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.9(g) until such holder shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, such holder thereof entitled to receive Banknorth Delaware Common Stock or TD Common Shares shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Banknorth Delaware Common Stock or TD Common Shares, as applicable, that such holder is entitled to receive pursuant to Section 2.8(a).

          (e) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

          (f) At and after the Migratory Merger Effective Time, no further transfers of shares of Banknorth Common Stock that were issued and outstanding immediately prior to the Migratory Merger Effective Time shall be recorded on the stock transfer books of Banknorth or Banknorth Delaware. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (g) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Banknorth Delaware Common Stock or TD Common Shares shall be issued in the Acquisition Merger. Each holder of Banknorth Delaware Common Stock who otherwise would have been entitled to a fraction of a share of Banknorth Delaware Common Stock or a fraction of a TD Common Share, as the case may be, shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Banknorth Delaware Common Stock owned by such holder immediately prior to the Effective Time and converted into the Banknorth Delaware Consideration or the TD Consideration, as applicable) by (i) in the case of a fractional interest in a share of Banknorth Delaware Common Stock, the Banknorth Closing Average Price or (ii) in the case of a fractional interest in a TD Common Share, the TD Weighted Average Share Price. The “Banknorth Closing Average Share Price” shall mean the average of the closing sale prices for the Banknorth Delaware Common Stock on the New York Stock Exchange, based on information reported in The Wall Street Journal, for the five trading days immediately following the Closing Date. The “TD Weighted Average Share Price” shall mean the average of the daily weighted average prices for the TD Common Shares on the Toronto Stock Exchange, based on the trading data reported in The Toronto Stock Exchange Daily Record, for the five trading days ending on the second trading day prior to the Closing Date (rounded to the nearest one-thousandth and converted into United States dollars using the spot exchange rate reported in The Wall Street Journal (or such other publication as may be mutually agreed to by TD and Banknorth) on the next Business Day (such conversion rate, the “Conversion Rate”)). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Banknorth Delaware Common Stock or any fractional TD Common Share.

          (h) At any time following the date which is twelve months after the Effective Time, TD shall be entitled to require the Exchange Agent to deliver to it any TD Common Shares or funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look to TD and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration (and any unpaid dividends or distributions with respect to TD Common Shares or Banknorth Delaware Common Stock, as the case may be) payable upon due surrender of their Certificates. TD and the Surviving Corporation shall share equally all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Banknorth Delaware Common Stock for the Merger Consideration.

          (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by TD, the posting by such person of a bond in such amount as TD may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (j) TD or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Banknorth Delaware Common Stock such amounts as TD or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by TD or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Banknorth Delaware Common Stock in respect of whom such deduction and withholding were made by TD or the Exchange Agent.

          (k) Upon the delivery of the certificates that immediately prior to the Acquisition Merger represented shares of Berlin Mergerco Common Stock, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Banknorth Delaware, Banknorth Delaware shall deliver to TD in exchange therefor the number of shares of Banknorth Delaware

Common Stock and the share of Class B Common Stock to which TD is entitled pursuant to Section 2.8(b).

          Section 2.10.   Treatment of Equity-Based Compensation. (a) At the Migratory Merger Effective Time, each option granted by Banknorth to purchase shares of Banknorth Common Stock (each, a “Banknorth Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Banknorth Common Stock and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Banknorth Option, the number of shares of Banknorth Delaware Common Stock equal to the number of shares of Banknorth Common Stock subject to such Banknorth Option, at the per share exercise price specified in such Banknorth Option; provided, however, that in the case of any Banknorth Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b) At the Migratory Merger Effective Time, each stock account under the Banknorth deferred compensation plan shall cease to represent shares of Banknorth Common Stock and shall represent the number of shares of Banknorth Delaware Common Stock equal to the number of shares of Banknorth Common Stock subject to such stock account.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANKNORTH

          Prior to the execution and delivery of this Agreement, Banknorth has delivered to TD a schedule (the “Banknorth Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Banknorth’s representations or warranties contained in this Article III, or to one of Banknorth’s covenants contained in Article V. Except as set forth in the corresponding section of the Banknorth Disclosure Schedule, Banknorth hereby represents and warrants to TD as follows:

          Section 3.1.   Corporate Organization.

          (a) Banknorth is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Banknorth is a bank holding company and a financial holding company registered under the United States Bank Holding Company Act of 1956, as amended (the “BHC Act”). Banknorth has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Banknorth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Banknorth. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Banknorth or TD, as the case may be, (A) a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (B) a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in (w) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (x) accounting principles generally accepted in the U.S. (“U.S. GAAP”), (y) in the case of TD only, Canadian generally accepted accounting principles (“Canadian GAAP”) or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally, (ii) the announcement of this Agreement or any action or omission of either party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other party, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to TD or Banknorth or their respective Subsidiaries, as the case may be; provided, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect.

          (b) Banknorth Delaware is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Banknorth Delaware was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than in connection with the transactions contemplated by this Agreement.

          (c) The copies of the amended and restated articles of incorporation (the “Amended Articles”) and the by-laws of Banknorth (the “Banknorth By-Laws”) and the certificate of incorporation and by-laws of Banknorth Delaware that have previously been made available to TD are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (d) Except as set forth in Section 3.1(d) of the Banknorth Disclosure Schedule, each Subsidiary of Banknorth (i) is duly organized and validly existing as a national bank, corporation or partnership and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of Banknorth, copies of which have been made available to TD, are true, complete and correct as of the date of this Agreement. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

          (e) Except for its ownership of Banknorth, NA, Banknorth does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of Banknorth, NA are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund and the Savings Association Insurance Fund to the fullest extent permitted by law.

          Section 3.2.   Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of Banknorth consists of 400,000,000 shares of Banknorth Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of Banknorth (the “Banknorth Preferred Stock”). As of the date of this Agreement, there were 173,538,386 shares of Banknorth Common Stock outstanding, no shares of Banknorth Preferred Stock outstanding and 18,735,160 shares of Banknorth Common Stock held in Banknorth’s treasury. No other shares of Banknorth Common Stock or Banknorth Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Banknorth Common Stock or Banknorth Preferred Stock were reserved for issuance, except for (i) an aggregate of 17,545,922 shares of Banknorth Common Stock reserved for issuance upon the exercise of stock options pursuant to Banknorth’s 2003 Equity Incentive Plan, 1996 Equity Incentive Plan and 1995 Stock Option Plan for Non-employee Directors (the “Banknorth Stock Option Plans”), (ii) an aggregate of 1,137,057 shares of Banknorth Common Stock reserved for issuance pursuant to Banknorth’s Employee Stock Purchase Plan and (iii) an aggregate of 6,147,658 shares of Banknorth Common Stock reserved for issuance pursuant to an Agreement and Plan of Merger, dated as of June 20, 2004, between Banknorth and BostonFed Bancorp, Inc. (the “BostonFed Merger Agreement”). As of the date of this Agreement, the authorized capital stock of Banknorth Delaware consisted of 1,000 shares of Banknorth Delaware Common Stock, all of which were issued, outstanding and owned beneficially and of record by Banknorth. All of the issued and outstanding shares of Banknorth Capital Stock and of Banknorth Delaware Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Banknorth owns any shares of Banknorth Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).

          (b) As of the date of this Agreement, except as set forth above or in Section 3.2(b) of the Banknorth Disclosure Schedule and except for the Amended and Restated Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000 (the “Banknorth Rights Agreement”), between Banknorth and American Stock Transfer and Trust Company, as Rights Agent, Banknorth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Banknorth Common Stock or Banknorth Preferred Stock or any other equity securities of Banknorth or any securities representing the right to purchase or otherwise receive any shares of Banknorth capital stock (including any rights plan or agreement). Section 3.2(b) of the Banknorth Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the Banknorth Stock Option Plans, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

          (c) Section 3.2(c) of the Banknorth Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Banknorth. Except as set forth in Section 3.2(c) of the Banknorth Disclosure Schedule, Banknorth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Banknorth’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof (except, in the case of Banknorth, NA, as provided in 12 U.S.C. Section 55). Neither Banknorth nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Banknorth or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

          (d) Except (i) as disclosed in Section 3.2(d) of the Banknorth Disclosure Schedule, (ii) for Banknorth’s ownership in its Subsidiaries set forth in Section 3.2(c) of the Banknorth Disclosure Schedule, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers, (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith and (v) as would result from the consummation of the transactions contemplated by the BostonFed Merger Agreement, neither Banknorth nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

          (e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Banknorth shareholders may vote (“Voting Debt”) are outstanding.

          Section 3.3.   Authority; No Violation.

     (a) Each of Banknorth and Banknorth Delaware has full corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement which was entered into by Banknorth, Banknorth Delaware and TD concurrently with the execution and delivery of this Agreement, in the form of Exhibit E hereto (the “Stockholders Agreement”), and the agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder and, subject to (i) the approval of this Agreement with respect to the Migratory Merger by the affirmative vote of the holders of a majority of the outstanding shares of Banknorth Common Stock (the “Required Banknorth Vote”) and (ii) the adoption of this Agreement with respect to the Mergers by Banknorth as the sole stockholder of Banknorth Delaware at a meeting of such sole stockholder (the “Banknorth Delaware Required Vote”), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stockholders Agreement and the agreements and instruments contemplated hereby and thereby and the performance and consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate and stockholder action of Banknorth and Banknorth Delaware, subject to (i) the approval of this Agreement with respect to the Migratory Merger by the Required Banknorth Vote in the case of the consummation of the Migratory Merger and (ii) the adoption of this Agreement with respect to the Mergers by the Banknorth Delaware Required Vote in the case of the consummation of the Mergers, and no other corporate or stockholder proceedings on the part of either Banknorth or Banknorth Delaware is necessary to approve this Agreement, the Stockholders Agreement or the agreements and instruments contemplated hereby or thereby or to perform and consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Banknorth and Banknorth Delaware and (assuming due authorization, execution and delivery by TD and Berlin Mergerco) constitutes a valid and binding obligation of Banknorth and Banknorth Delaware, enforceable against Banknorth and Banknorth Delaware in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (b) Except as set forth in Section 3.3(b) of the Banknorth Disclosure Schedule, neither the execution and delivery of this Agreement or the Stockholders Agreement by Banknorth and Banknorth Delaware nor the performance and consummation by Banknorth and Banknorth Delaware of the transactions contemplated hereby or thereby, nor compliance by Banknorth and Banknorth Delaware with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Amended Articles or the Banknorth By-laws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Banknorth, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banknorth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Banknorth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Banknorth.

          (c) Banknorth and its Board of Directors have taken all action necessary, including by executing and delivering Amendment No. 1 to the Banknorth Rights Agreement in the form set forth in Exhibit F hereto, to (i) render the preferred stock purchase rights issued pursuant to the Banknorth Rights Agreement (the “Banknorth Rights”) inapplicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Migratory Merger, and (ii) ensure that (A) neither TD nor any of its Affiliates or Associates (as defined in the Banknorth Rights Agreement) is or will become an “Acquiring Person” (as defined in the Banknorth Rights Agreement) by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the Stockholders

Agreement or the approval, adoption or consummation of the Mergers or any other transaction contemplated hereby or thereby, (B) neither a “Shares Acquisition Date” nor a “Distribution Date” (in each case as defined in the Banknorth Rights Agreement) shall occur by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the Stockholders Agreement or the approval, adoption or consummation of the Mergers or any other transaction contemplated hereby or thereby, (C) the Banknorth Rights shall not become exercisable or separate from the shares of Banknorth Common Stock to which they are attached by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the Stockholders Agreement or the approval, adoption or consummation of the Mergers or any other transaction contemplated hereby or thereby and (D) the Banknorth Rights shall expire immediately prior to the Migratory Merger Effective Time.

          (d) Amendment No. 1 to the Banknorth Rights Agreement has been duly and validly executed and delivered by Banknorth and constitutes the valid and binding obligation of Banknorth enforceable against Banknorth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and such amendment shall remain in full force and effect at all times from and after the date hereof.

          (e) The Stockholders Agreement has been duly and validly executed and delivered by Banknorth and Banknorth Delaware and (assuming due authorization, execution and delivery by TD) constitutes a valid and binding obligation of Banknorth and Banknorth Delaware enforceable against Banknorth and Banknorth Delaware in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (f) No holder of any shares of capital stock of Banknorth will be entitled to any dissenters or appraisal rights pursuant to Chapter 13 of the Maine Business Corporation Act in connection with the Mergers or the other transactions contemplated hereby.

          Section 3.4.   Consents and Approvals. Except for (i) the approval of this Agreement with respect to the Migratory Merger by the Required Banknorth Vote, (ii) the adoption of this Agreement with respect to the Mergers by the Banknorth Delaware Required Vote, (iii) approval of the listing of the TD Common Shares to be issued in the Acquisition Merger on the Toronto Stock Exchange and the New York Stock Exchange, (iv) approval of the listing of the Banknorth Delaware Common Stock to be issued in the Migratory Merger on the New York Stock Exchange, (v) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices; (vi) the filing with the United States Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the shareholders of Banknorth to be held to vote on the adoption of this Agreement with respect to the Migratory Merger (the “Proxy Statement/Prospectus”) and the filing with, and declaration of effectiveness by, the SEC of the combined registration statement on Form F-4 relating to the TD Common Shares to be issued in the Acquisition Merger and on Form S-4 with respect to the shares of Banknorth Delaware Common Stock to be issued in the Migratory Merger (the “Registration Statement”) in which the Proxy Statement/Prospectus will be included as a prospectus, and any related filings or approvals under applicable state securities or blue sky laws, (vii) the filing of the Migratory Merger Certificates and the Certificate of Merger with the Secretaries of State of the States of Maine and Delaware, as applicable, pursuant to the MBCA and the DGCL, as applicable, (viii) the consents and approvals set forth in Section 3.4 of the Banknorth Disclosure Schedule, (ix) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) approval by the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) of (1) the acquisition by TD of a substantial investment in each direct subsidiary of Banknorth that carries on a financial services activity and (2) the issuance of the TD Common Shares constituting the TD Stock Consideration (the “OSFI Approval”), (xi) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of the states listed in Section 3.4 of the Banknorth Disclosure Schedule (the “State Banking Approvals”), (xii) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, (xiii) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder and (xiv) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth or TD, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution, delivery and performance by Banknorth and Banknorth Delaware of this Agreement and the Stockholders Agreement and (B) the consummation by Banknorth and Banknorth Delaware of the Migratory Merger, the consummation by Banknorth Delaware of the Acquisition Merger and the other transactions contemplated hereby and thereby.

          Section 3.5.   SEC Documents; Other Reports; Internal and Disclosure Controls. (a) Banknorth has filed all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “Banknorth Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Banknorth Reports complied, and each such Banknorth Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Banknorth Reports. None of Banknorth’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Banknorth has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against Banknorth by the SEC relating to disclosures contained in any Banknorth Report.

          (b) Banknorth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Banknorth and its Subsidiaries or as set forth in Section 3.5(b) of the Banknorth Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Banknorth, threatened an investigation into the business or operations of Banknorth or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 3.5(b) of the Banknorth Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Banknorth or any of its Subsidiaries.

          (c) Except as set forth in Section 3.5(c) of the Banknorth Disclosure Schedule, the records, systems, controls, data and information of Banknorth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Banknorth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Banknorth and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Banknorth and to maintain accountability for Banknorth’s assets; (iii) access to Banknorth’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Banknorth’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Banknorth (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Banknorth and its Subsidiaries is made known to the management of Banknorth by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Banknorth Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Banknorth’s auditors and the audit committee of Banknorth’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Banknorth’s ability to record, process, summarize and report financial data and have identified for Banknorth’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Banknorth’s internal controls. Banknorth has made available to TD a summary of any such disclosure made by management to Banknorth’s auditors and audit committee since January 1, 2002. Banknorth has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act and expects to be in full compliance therewith by the SEC mandated compliance date.

          (d) Except as set forth in Section 3.5(d) of the Banknorth Disclosure Schedule, since July 30, 2002, (x) neither Banknorth nor any of its Subsidiaries nor, to the knowledge of Banknorth, any director, officer, employee, auditor, accountant or representative of Banknorth or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Banknorth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Banknorth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Banknorth or any of its Subsidiaries, whether or not employed by Banknorth or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Banknorth or any of its officers, directors, employees or agents to the Board of Directors of Banknorth or any committee thereof or to any director or officer of Banknorth.

          Section 3.6.   Financial Statements; Undisclosed Liabilities. (a) The financial statements of Banknorth (including any related notes thereto) included in the Banknorth Reports filed on or prior to the date hereof complied, and the financial statements of Banknorth (including any related notes thereto) included in any Banknorth Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Banknorth and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Banknorth and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Banknorth included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed with the SEC or (ii) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice, neither Banknorth nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

          Section 3.7.   Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc. (“KBW”) and Lehman Brothers Inc. (“Lehman”), neither Banknorth nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. True, complete and correct copies of all agreements with KBW and Lehman relating to any such fees have previously been furnished to TD.

          Section 3.8.   Absence of Certain Changes or Events. Except as publicly disclosed in the Banknorth Reports filed with the SEC prior to the date hereof, or as set forth in Section 3.8 of the Banknorth Disclosure Schedule, since December 31, 2003, (a) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth and (b) prior to the date hereof, neither Banknorth nor any of its Subsidiaries has (i) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (ii) declared, set aside or paid any dividend other than regular quarterly cash dividends on Banknorth Common Stock and dividends paid to the holders of trust preferred securities issued by affiliated trusts in accordance with the terms of such securities; (iii) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (iv) increased the compensation or fringe benefits of any present or former director or officer of Banknorth or its Subsidiaries (except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice), or granted any severance or termination pay to any present or former director, officer or employee of Banknorth or its Subsidiaries except in connection with terminations of employment of non-officer employees in the ordinary course of business consistent with past practice; (v) made any material change in its policies and practices with respect to (x) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (y) hedging its Loan positions or commitments; (vi) made any changes in its accounting methods or method of Tax accounting, practices or policies; (vii) made or changed any material Tax election or settled or compromised any material Tax liability as defined in (Section 5.2(u)) of Banknorth or any of its Subsidiaries; or (viii) agreed to, or made any commitment to, take any of the foregoing actions.

          Section 3.9.   Legal Proceedings.

          (a) Except as publicly disclosed in the Banknorth Reports filed with the SEC prior to the date hereof or as disclosed in Section 3.9(a) of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Banknorth’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Banknorth or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement and the agreements and instruments contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Banknorth.

          (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Banknorth, any of its Subsidiaries or the assets of Banknorth or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on Banknorth.

          Section 3.10.   Taxes.

          (a) Except as set forth in Section 3.10(a) of the Banknorth Disclosure Schedule: (x) each of Banknorth and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the Banknorth Reports (in accordance with U.S. GAAP) for all material Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Banknorth or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the Banknorth Reports; and (z) there are no material Liens for Taxes upon the assets of either Banknorth or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the Banknorth Reports.

          (b) Neither Banknorth nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Banknorth) filing a consolidated tax return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

          (c) None of Banknorth or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than with each other.

          (d) Except as set forth in Section 3.10(d) of the Banknorth Disclosure Schedule, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Banknorth or any of its Subsidiaries.

          (e) None of Banknorth or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (f) All material Taxes required to be withheld, collected or deposited by or with respect to Banknorth and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

          (g) Except as set forth in Section 3.10(g) of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries has granted any waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

          (h) Neither Banknorth nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code for tax years beginning before December 31, 2002.

          (i) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or non-U. S. taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

          (j) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

          Section 3.11.   Employees; Employee Benefit Plans.

          (a) Section 3.11 of the Banknorth Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Banknorth or any of its Subsidiaries has any present or future right to benefits and under which Banknorth or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Banknorth Benefit Plans”.

          (b) With respect to each Banknorth Benefit Plan, Banknorth has delivered to TD a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description provided by Banknorth or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Banknorth Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth, (i) each of the Banknorth Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Banknorth Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Banknorth Benefit Plan; (iv) except as set forth in Section 3.11(c) of the Banknorth Disclosure Schedule, no Banknorth Benefit Plan provides retiree welfare benefits and neither Banknorth nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither Banknorth nor any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          (d) None of the Banknorth Benefit Plans is a multiemployer plan (within the meaning of ERISA section 4001(a)(3)) and none of Banknorth, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

          (e) With respect to any Banknorth Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth, or as set forth in Section 3.11(e) of the Banknorth Disclosure Schedule, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Banknorth or any of its Subsidiaries, threatened, (ii) no written communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Banknorth Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the knowledge of Banknorth, threatened.

          (f) Except as set forth in Section 3.11(f) of the Banknorth Disclosure Schedule, no Banknorth Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of Banknorth or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Banknorth or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 3.11(f) of the Banknorth Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Banknorth or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

          (g) In connection with the transactions contemplated by this Agreement or otherwise, no current or former employee or director of Banknorth or its Subsidiaries has the right to compel Banknorth or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.

          Section 3.12.   Board Approval. (a) On or prior to the date hereof, the Board of Directors of Banknorth, at a meeting duly called and held, by unanimous vote of those voting at the meeting (the “Banknorth Board Approval”), (i) determined that this Agreement, the Stockholders Agreement, the Migratory Merger and the Acquisition Merger are fair to and in the best interests of Banknorth and its shareholders and declared the Migratory Merger and the Acquisition Merger to be advisable, (ii) approved this Agreement, the Stockholders Agreement, the Migratory Merger and the Acquisition Merger, (iii) recommended that the shareholders of Banknorth approve this Agreement with respect to the Migratory Merger and directed that such matter be submitted for consideration by Banknorth shareholders at the Banknorth Shareholders Meeting referred to below, and (iv) authorized and directed that Banknorth, in its capacity as sole stockholder of Banknorth Delaware, give its affirmative vote to adopt this Agreement with respect to the Mergers at a meeting of such sole stockholder. Banknorth has taken any action required to be taken by it in order to exempt this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Mergers, from the requirements of Article 9 of the Amended Articles.

          (b) The Board of Directors of Banknorth Delaware, at a meeting duly called and held, by unanimous vote of those voting at the meeting, (i) determined that this Agreement, the Stockholders Agreement, the Migratory Merger and the Acquisition Merger are fair to and in the best interests of Banknorth Delaware and its stockholder and declared the Migratory Merger and the Acquisition Merger to be advisable, (ii) approved this Agreement, the Stockholders Agreement, the Migratory Merger and the Acquisition Merger, and (iii) recommended that the sole stockholder of Banknorth Delaware adopt this Agreement with respect to the Mergers and directed that such matter be submitted for consideration by the sole stockholder of Banknorth Delaware at a meeting thereof.

          Section 3.13.   Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to Banknorth or is applicable to this Agreement, the Stockholders Agreement or the transactions contemplated hereby and thereby.

          Section 3.14.   Compliance With Applicable Law. (a) Each of Banknorth and its Subsidiaries is in compliance with, and is not in violation of, its respective articles of incorporation and by-laws or equivalent constituent documents. Except as disclosed in Section 3.14(a) of the Banknorth Disclosure Schedule, Banknorth and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets, under and pursuant to all, and have complied with and are not in violation in any material respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Banknorth or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Banknorth, and neither Banknorth nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Banknorth. Banknorth, NA is in compliance with the United States Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and Banknorth, NA received a CRA rating of “outstanding” from the Office of the Comptroller of the Currency in its most recently completed exam.

          (b) Except as set forth in Section 3.14(a) of the Banknorth Disclosure Schedule, Banknorth and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth. None of Banknorth, any of its Subsidiaries, or any director, officer or employee of Banknorth or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          Section 3.15.   Certain Contracts. (a) Except as publicly disclosed in the Banknorth Reports filed prior to the date hereof or as set forth in Section 3.15(a) of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Boston and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Banknorth or any of its Subsidiaries in the principal amount of $10.0 million or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Banknorth and its Subsidiaries, (iv) which provides for material payments to be made by Banknorth or any of its Subsidiaries upon a change in control thereof, (v) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $5.0 million per annum, (vi)

which (A) limits the freedom of Banknorth or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires Banknorth or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, or (C) requires Banknorth or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (vii) which involved payments by, or to, Banknorth or any of its Subsidiaries in fiscal year 2003 of more than $10 million or which could reasonably be expected to involve payments during fiscal year 2004 of more than $10 million (other than pursuant to Loans originated or purchased by Banknorth and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not publicly disclosed in the Banknorth Reports filed prior to the date hereof or set forth in Section 3.15(a) of the Banknorth Disclosure Schedule, is referred to herein as a “Banknorth Contract.”

          (b) Except as set forth in Section 3.15(b) of the Banknorth Disclosure Schedule, (i) each Banknorth Contract is valid and binding on Banknorth or its applicable Subsidiary and in full force and effect, and, to the knowledge of Banknorth, is valid and binding on the other parties thereto, (ii) Banknorth and each of its Subsidiaries and, to the knowledge of Banknorth, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Banknorth Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Banknorth or any of its Subsidiaries or, to the knowledge of Banknorth, any other party thereto, under any such Banknorth Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Banknorth.

          (c) Section 3.15(c) of the Banknorth Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract with any present or former employee, director or consultant of Banknorth or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Banknorth Benefit Plans or Banknorth Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule.

          Section 3.16.   Agreements With Regulatory Agencies. Except as set forth in Section 3.16 of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.16 of the Banknorth Disclosure Schedule, a “Banknorth Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Banknorth or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Banknorth Regulatory Agreement.

          Section 3.17.   Banknorth Information. The information relating to Banknorth and its Subsidiaries to be provided by Banknorth for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to TD or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to TD or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          Section 3.18.   Title to Property.

          (a) Real Property. Except as set forth in Section 3.18(a) of the Banknorth Disclosure Schedule, Banknorth and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Banknorth and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          (b) Personal Property. Banknorth and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as disclosed in the Banknorth Reports filed prior to the date hereof or as set forth in Section 3.18(b) of the Banknorth Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          (c) Leased Property. All leases of real property and all other leases material to Banknorth and its Subsidiaries under which Banknorth or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Banknorth or such Subsidiary or, to the knowledge of Banknorth, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Banknorth or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          Section 3.19. Insurance. (a) Banknorth and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries of comparable size Banknorth Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Banknorth and its Subsidiaries (other than insurance policies under which Banknorth or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Banknorth and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 3.19(a) of the Banknorth Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Banknorth and its Subsidiaries, Banknorth or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b) The value of all company-owned and bank-owned life insurance policies owned by Banknorth or its Subsidiaries is fairly and accurately reflected in accordance with U.S. GAAP in the financial statements of Banknorth and its Subsidiaries included in the Banknorth Reports.

          Section 3.20. Environmental Liability. Except as set forth in Section 3.20 of the Banknorth Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Banknorth or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Banknorth, threatened against Banknorth or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Banknorth. To the knowledge of Banknorth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Banknorth. To the knowledge of Banknorth, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (each, a “Hazardous Substance”) in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Banknorth. Neither Banknorth nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Banknorth.

          Section 3.21.   Opinions of Financial Advisors. Banknorth has received the opinion of each of KBW and Lehman, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Banknorth Common Stock.

          Section 3.22.   Patents, Trademarks, Etc.

          Banknorth and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements set forth in Section 3.22 of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Banknorth nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          Section 3.23.   Labor Matters. Neither Banknorth nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Banknorth or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel Banknorth or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Banknorth’s knowledge, threatened against Banknorth or any of its Subsidiaries, nor is Banknorth aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          Section 3.24.   Derivative Instruments and Transactions. (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Banknorth, (i) all Derivative Transactions (as defined below) whether entered into for the account of Banknorth or any of its Subsidiaries or for the account of a customer of Banknorth or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Banknorth or one of its Subsidiaries and, to the knowledge of Banknorth, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Banknorth or its Subsidiaries and, to the knowledge of Banknorth, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Banknorth’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (b) Except as set forth in Section 3.24(b) of the Banknorth Disclosure Schedule, as of July 31, 2004, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by Banknorth or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Banknorth and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Banknorth and such Subsidiaries in accordance with U.S. GAAP consistently applied.

          (c) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          Section 3.25.   Investment Adviser Subsidiaries. (a) Except as set forth in Section 3.25(a) of the Banknorth Disclosure Schedule, neither Banknorth nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended.

          (b) Each of the Subsidiaries of Banknorth or divisions of Banknorth, NA listed in Section 3.25(b) of the Banknorth Schedule (collectively, the “Banknorth Investment Adviser Subsidiaries”) is duly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and has filed the appropriate notice filings in each state in which it is required to make a notice filing.

          (c) Each of the Banknorth Investment Adviser Subsidiaries has filed, and Banknorth has made available to TD, in the form as filed, a true and complete copy of each such Banknorth Investment Adviser Subsidiary’s currently effective Form ADV, all state and federal forms, all prior Form ADV filings and all material reports filed by it or any such Banknorth Investment Adviser Subsidiary with the SEC under the Investment Advisers Act or otherwise and under similar state or federal laws within the last two years and will file and make available to TD in the form as filed such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete as of the time of filings, except where the failure to be true and complete, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Banknorth.

          (d) The accounts of each client of any Banknorth Investment Adviser Subsidiary subject to ERISA have been managed by the applicable Subsidiary of Banknorth in compliance in all material respects with the applicable requirements of ERISA, except for any failure to so manage as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          (e) As of the date of this Agreement, except as disclosed on an SEC Form ADV which has been filed by each Banknorth Investment Adviser Subsidiary with the SEC prior to the date hereof, no Banknorth Investment Adviser Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or orders of any Governmental Entity, and, to the knowledge of Banknorth or any of its Subsidiaries, no such disciplinary proceeding or order is pending or threatened; and no Banknorth Investment Adviser Subsidiary, nor any persons affiliated with such Banknorth Investment Adviser Subsidiary, or, to the knowledge of Banknorth or any of its Subsidiaries, any of such Banknorth Investment Adviser Subsidiary’s officers, directors or employees or any “associated person” (as defined in the Exchange Act) thereof, is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or any disqualification as an investment adviser for any client of any Banknorth Investment Adviser Subsidiary.

          Section 3.26.   Loan Matters. (a) (i) Section 3.26(a) of the Banknorth Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) as of July 31, 2004 by Banknorth and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (12 CFR Part 215)) of Banknorth or any of its Subsidiaries; (ii) except as listed in Section 3.26(a) of the Banknorth Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance in all material respects with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          (b) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Banknorth’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth.

          (c) Except as set forth in Section 3.26(c) of the Banknorth Schedule, none of the agreements pursuant to which Banknorth or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (d) Section 3.26(d) of the Banknorth Schedule identifies (A) each Loan that as of July 31, 2004 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Banknorth, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of Banknorth or any of its Subsidiaries that as of July 31, 2004 was classified as other real estate owned (“OREO”) and the book value thereof as of such date.

          (e) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Banknorth’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The loan documents with respect to each loan were in compliance with applicable laws and regulations at the time of origination or purchase by Banknorth or its Subsidiaries and are complete and correct in all material respects.

          Section 3.27.   Approvals. As of the date of this Agreement, Banknorth knows of no reason relating to it why (a) all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 7.2(c) or (b) the opinion of tax counsel referred to in Section 7.3(c) should not be obtained on a timely basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TD

          Prior to the execution and delivery of this Agreement, TD has delivered to Banknorth a schedule (the “TD Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of TD’s representations or warranties contained in this Article IV, or to one of TD’s covenants contained in Article V. Except as set forth in the corresponding section of the TD Disclosure Schedule, TD hereby represents and warrants to Banknorth as follows:

          Section 4.1.   Corporate Organization.

          (a) TD is duly organized and validly existing as a bank under the laws of Canada. TD has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now conducted. The charter of TD is the Bank Act (Canada). TD is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on TD. The copy of the by-laws of TD that has previously been made available to Banknorth is a true, complete and correct copy of such document as in effect as of the date of this Agreement.

          (b) Berlin Mergerco is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Berlin Mergerco was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Berlin Mergerco is a wholly owned Subsidiary of TD.

          (c) Each Significant Subsidiary of TD (i) is duly organized and validly existing as a corporation, partnership or other entity and (to the extent the concept of good standing is applicable to such Significant Subsidiary) is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether provincial, territorial, federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (d) Except as set forth in Section 4.1(d) of the TD Disclosure Schedule, TD does not own, either directly or through its Subsidiaries, any stock or equity interest in any insured depository institution (as defined in 12 U.S.C. Section 1813(c)(2)).

          Section 4.2.   Capitalization. (a) The authorized capital stock of TD consists of an unlimited number of TD Common Shares and an unlimited number of Class A First Preferred Shares without par value (the “TD Preferred Stock”). As of the date of this Agreement, there were 654,699,101 TD Common Shares outstanding and a total of 38,400,000 shares of TD Preferred Stock (Series H, I, J, M and N) outstanding, and no other TD Common Shares or shares of TD Preferred Stock were issued or outstanding. As of the date of this Agreement, no TD Common Shares or shares of TD Preferred Stock were reserved for issuance, except as set forth in Section 4.2(a) of the TD Disclosure Schedule. The TD Common Shares to be issued pursuant to the Acquisition Merger have been duly authorized and, when issued pursuant to the Acquisition Merger, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, the authorized capital stock of Berlin Mergerco consisted of 1,000 shares of Berlin Mergerco Common Stock, all of which were issued, outstanding and owned beneficially and of record by TD. All of the issued and outstanding shares of capital stock of TD and of Berlin Mergerco Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) As of the date of this Agreement, except as set forth above or in Section 4.2(b) of the TD Disclosure Schedule or as disclosed in TD Reports filed prior to the date hereof, TD does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of TD Common Shares or TD Preferred Stock or any other equity securities of TD or any securities representing the right to purchase or otherwise receive any shares of TD capital stock (including any rights plan or agreement).

          (c) Section 4.2(c) of the TD Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Significant Subsidiary of TD. Except as set forth in Section 4.2(c) of the TD Disclosure Schedule, TD owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of TD’s Significant Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, neither TD nor any Significant Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Significant Subsidiary of TD or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Significant Subsidiary.

          (d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which TD shareholders may vote are outstanding.

          Section 4.3.   Authority; No Violation.

          (a) Each of TD and Berlin Mergerco has full corporate power and authority to execute and deliver this Agreement and, in the case of TD, the Stockholders Agreement, and the agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, in the case of TD, the Stockholders Agreement, and the agreements and instruments contemplated hereby and thereby, and the performance and consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate and stockholder action of TD and Berlin Mergerco, and no other corporate or stockholder proceedings on the part of TD or Berlin Mergerco are necessary to approve this Agreement or, in the case of TD, the Stockholders Agreement, or the agreements and instruments contemplated hereby or thereby, or to perform or to consummate the transactions contemplated hereby and thereby, except that TD, as sole stockholder of Berlin Mergerco, shall adopt this Agreement in respect of the Acquisition Merger prior to the Acquisition Merger Effective Time. This Agreement has been duly and validly executed and delivered by TD and Berlin Mergerco and (assuming due authorization, execution and delivery by Banknorth and Banknorth Delaware) constitutes a valid and binding obligation of TD and Berlin Mergerco, enforceable against TD and Berlin Mergerco in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (b) Except as set forth in Section 4.3(b) of the TD Disclosure Schedule, neither the execution and delivery of this Agreement by TD and Berlin Mergerco, nor the execution and delivery of the Stockholders Agreement by TD, nor the consummation by TD and Berlin Mergerco of the transactions contemplated hereby or thereby, nor compliance by TD and Berlin Mergerco with any of the terms or provisions hereof or thereof, will (i) violate any provision of the charter or By-laws of TD or the certificate of incorporation or By-laws of Berlin Mergerco or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x)

violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TD or Berlin Mergerco or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TD or Berlin Mergerco or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TD or Berlin Mergerco or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on TD.

          (c) The Stockholders Agreement has been duly and validly executed and delivered by TD and (assuming due authorization, execution and delivery by Banknorth and Banknorth Delaware) constitutes a valid and binding obligation of TD enforceable against TD in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          Section 4.4.   Consents and Approvals. Except for (i) the approval of this Agreement with respect to the Migratory Merger by the Required Banknorth Vote, (ii) the adoption of this Agreement with respect to the Mergers by the Banknorth Delaware Required Vote, (iii) approval of the listing of the TD Common Shares to be issued in the Acquisition Merger on the Toronto Stock Exchange and the New York Stock Exchange, (iv) approval of the listing of the Banknorth Delaware Common Stock to be issued in the Migratory Merger on the New York Stock Exchange, (v) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices; (vi) the filing with the SEC of the Proxy Statement/Prospectus and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus and any related filings or approvals under applicable state securities or blue sky laws, (vii) the filing of the Migratory Merger Certificates and the Certificate of Merger with the Secretaries of State of the States of Maine and Delaware, as applicable, pursuant to the MBCA and the DGCL, as applicable, (viii) the consents and approvals set forth in Section 4.4 of the TD Disclosure Schedule, (ix) any notices or filings under the HSR Act, (x) the OSFI Approval, (xi) the State Banking Approvals, (xii) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, (xiii) such filings, notifications and approvals as are required under the SBIA and the rules and regulations of the SBA thereunder and (xiv) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Banknorth or TD, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any other third party are necessary in connection with (A) the execution and delivery by TD and Berlin

Mergerco of this Agreement and the execution, delivery and performance by TD of the Stockholders Agreement and (B) the consummation by TD and Berlin Mergerco of the Acquisition Merger and the other transactions contemplated hereby.

          Section 4.5.   Public Documents; Other Reports.

          (a) TD has filed all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC and Canadian securities regulatory authorities since December 31, 2000 (the “TD Reports”). As of their respective dates of filing (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the TD Reports filed on or prior to the date of this Agreement complied, and each TD Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and applicable Canadian securities laws, as the case may be, and none of the TD Reports when filed contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5(a) of the TD Disclosure Schedule, there are no outstanding comments from or unresolved issues raised by the SEC or any Canadian securities regulatory authority, as the case may be, with respect to any of the TD Reports. None of TD’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of TD has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against TD by the SEC relating to disclosures contained in any TD Report.

          (b) TD and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC and Canadian securities regulatory authorities) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of TD and its Subsidiaries or as set forth in Section 4.5(b) of the TD Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of TD, threatened an investigation into the business or operations of TD or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the TD Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, TD or any of its Subsidiaries.

          (c) The records, systems, controls, data and information of TD and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TD or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. TD and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of TD and to maintain accountability for TD’s assets; (iii) access to TD’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of TD’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. TD (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to TD and its Subsidiaries is made known to the management of TD by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the TD Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to TD’s auditors and the audit committee of TD’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect TD’s ability to record, process, summarize and report financial data and have identified for TD’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in TD’s internal controls. TD has made available to Banknorth a summary of any such disclosure made by management to TD’s auditors and audit committee since January 1, 2002. TD has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act and expects to be in full compliance therewith by the SEC mandated compliance date.

          (d) Except as set forth in Section 4.5(d) of the TD Disclosure Schedule, since July 30, 2002, (i) neither TD nor any of its Subsidiaries nor, to the knowledge of TD, any director, officer, employee, auditor, accountant or representative of TD or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TD or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TD or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TD or any of its Subsidiaries, whether or not employed by TD or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TD or any of its officers, directors, employees or agents to the Board of Directors of TD or any committee thereof or to any director or officer of TD.

          Section 4.6.   Financial Statements; Undisclosed Liabilities. (a) The financial statements of TD (including any related notes thereto) included in the TD Reports filed on or prior to the date hereof complied, and the financial statements of TD (including any related notes thereto) included in any TD Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC or any Canadian securities regulatory authority, as the case may be (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC or such Canadian securities regulatory authority with respect thereto, have been, or will be, as the case may be, prepared in accordance with Canadian GAAP (except, in the case of unaudited statements, as otherwise permitted by the rules of the applicable Canadian securities regulatory authorities) applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of TD and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of TD and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of TD included in its Annual Report on Form 40-F for the fiscal year ended October 31, 2003, as filed with the SEC (the “TD Annual Report”) or otherwise disclosed in TD Reports filed subsequent to the date of the TD Annual Report and prior to the date hereof, (ii) liabilities incurred since October 31, 2003 in the ordinary course of business consistent with past practice, (iii) those liabilities set forth in Section 4.6(b) of the TD Disclosure Schedule and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TD, neither TD nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

          Section 4.7.   Absence of Certain Changes or Events. Except as disclosed in the TD Reports filed prior to the date of this Agreement, since October 31, 2003, no event has occurred which had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD.

          Section 4.8.   Brokers. Except for Goldman, Sachs & Co. and TD Securities Inc., whose fees and expenses will be paid by TD, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of TD or Berlin Mergerco.

          Section 4.9.   Legal Proceedings. (a) Except as publicly disclosed in the TD Reports filed prior to the date of this Agreement, neither TD nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of TD’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TD or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act, as well as any comparable Canadian laws) or challenging the validity or propriety of the transactions contemplated by this Agreement and the agreements and instruments contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction specifically imposed upon TD, any of its Subsidiaries or the assets of TD or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on TD.

          Section 4.10.   Compliance With Applicable Law. Each of TD and its Subsidiaries is in compliance with, and is not in violation of, its respective articles of incorporation and by-laws or equivalent constituent documents. Except as disclosed in Section 4.10 of the TD Disclosure Schedule, TD and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets, under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TD or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices, as well as any comparable Canadian laws), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD, and neither TD nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on TD.

          Section 4.11.   Agreements With Regulatory Agencies. Except as set forth in Section 4.11 of the TD Disclosure Schedule, neither TD nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.11 of the TD Disclosure Schedule, a “TD Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has TD or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any TD Regulatory Agreement.

          Section 4.12.   TD Information. The information relating to TD and its Subsidiaries to be provided by TD for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Banknorth or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to Banknorth or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          Section 4.13.   Taxes. Except as set forth in Section 4.13 of the TD Disclosure Schedule: (a) each of TD and its Significant Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the TD Reports (in accordance with Canadian GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (b) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of TD or any of its Significant Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the TD Reports and (c) there are no material Liens for Taxes upon the assets of either TD or any of its Significant Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with Canadian GAAP have been provided in the financial statements included in the TD Reports.

          Section 4.14.   Financing. As of the Closing Date, TD will have all funds necessary to pay on the Closing Date the Cash Consideration and the consideration payable in respect of fractional TD Common Shares and all fees and expenses to be paid by TD pursuant to this Agreement, and will have the financial capacity to perform all of its other obligations under this Agreement and the agreements and instruments contemplated hereby.

          Section 4.15.   Approvals. As of the date of this Agreement, TD knows of no reason why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 7.2(c).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 5.1.   Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Banknorth shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

          Section 5.2.   Banknorth Forbearances. Except as set forth in the Banknorth Schedule or expressly contemplated or permitted by this Agreement or for actions required to be taken by Banknorth pursuant to the BostonFed Merger Agreement, and subject to applicable laws, during the period from the date of this Agreement to the Effective Time, Banknorth shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD:

      (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights, other than (A) regular quarterly cash dividends on Banknorth Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice, provided, however, that no dividend shall be paid by Banknorth on Banknorth Common Stock if Banknorth shall be required to borrow funds to do so; (B) dividends paid by any of the Subsidiaries of Banknorth so long as such dividends are only paid to Banknorth or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause Banknorth, NA to cease to qualify as a “well-capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder; and (C) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in accordance with the terms of such securities; (iii) or issue or commit to issue any additional shares of capital stock, Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt, except (x) pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 3.2(a) of the Banknorth Schedule, (y) stock options and restricted stock granted under the Banknorth Stock Option Plans in the ordinary course of business, provided that the number of shares of Banknorth common stock subject to stock options does not exceed 4,500,000 (the “Option Shares”); provided, further, that the number of shares of Banknorth common stock subject to restricted stock or restricted stock units shall not exceed 1,500,000 (the “Restricted Shares”) and (A) the number of Options Shares available shall be reduced by three shares for each Restricted Share granted and (B) the number of Restricted Shares available shall be reduced by one-third of a share for each Option Share subject to an Option granted; provided, further, that Banknorth shall take all actions necessary to provide that the vesting of any awards granted under this Section 5.2(a)(iii)(y) shall not accelerate as a result of the transactions contemplated by this Agreement, and (z) shares of Banknorth Common Stock issued in the ordinary course of business consistent with past practice pursuant to Banknorth’s Employee Stock Purchase Plan, 401(k) Plan and Restricted Stock Plan for Non-employee Directors; provided, that Banknorth shall take all actions necessary to provide that the vesting of any awards granted under any plan referred to in this clause (z) after the date hereof and prior to the Effective Time shall not, to the extent not vested upon grant or prior to the Effective Time in accordance with the terms of such plan, accelerate as a result of the transactions contemplated by this Agreement; or (iv) amend or waive any provision of, or redeem the rights issued under, the Banknorth Rights Agreement or otherwise take any action to exempt any person (other than TD and its Subsidiaries) or any action taken by any person (other than TD and its Subsidiaries) from the Banknorth

Rights Agreement or any Takeover Statute or similar restrictive provision of its organizational documents;

      (b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

      (c) sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of, or abandon or fail to maintain, any of its material assets, properties or other rights or agreements, provided that in no event shall Banknorth or any of its Subsidiaries sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of any Subsidiary, business division, branch or other operating business without, in any such case, receiving TD’s prior written consent;

      (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Banknorth, except for (i) foreclosures, settlements in lieu of foreclosures, troubled debt or Loan restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, (ii) purchases of investment securities in the ordinary course of business consistent with past practice, and (iii) Loans originated or acquired as permitted by Section 5.2(k);

      (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, except in the ordinary course of business consistent with past practice;

      (f) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which Banknorth or any of its Subsidiaries is a party or by which Banknorth or any of its Subsidiaries or their respective properties is bound, including any contract or agreement of the type described in Section 3.15(a)(vi), other than any of the foregoing arising in the ordinary course of business consistent with past practice;

      (g) foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance;

      (h) other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of any present or former director, officer or employee of Banknorth or its Subsidiaries (except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice); (ii) grant any severance or termination pay to any present or former director, officer or employee of Banknorth or its Subsidiaries except (A) as required pursuant to the terms of any plan Banknorth Benefit Plan or (B) for severance or termination pay, consistent with past practice, to any employee of Banknorth or its Subsidiaries (other than any officer) in connection with terminations of employment in the ordinary course of business; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, any director, officer or employee of Banknorth or its Subsidiaries, other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of Banknorth and its Subsidiaries; (iv) establish, adopt, enter into, amend or terminate any Banknorth Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Banknorth Benefit Plan if it were in existence as of the date of this Agreement; (v) increase the funding obligation or contribution rate of any Banknorth Benefit Plan subject to Title IV of ERISA, except as required by U.S. GAAP or the terms of any such plan; or (vi) increase the size of the Banknorth Board of Directors.

      (i) make any capital expenditures in excess of $25 million in the aggregate, other than expenditures budgeted in the capital expenditure budget delivered to TD prior to the date of this Agreement;

      (j) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

      (k) except for Loans or commitments for Loans that have previously been approved by Banknorth prior to the date of this Agreement, make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of $40 million or less;

      (l) except as otherwise expressly permitted elsewhere in this Section 5.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

      (m) except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

      (n) pay, discharge, settle, comprise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Banknorth and its Subsidiaries, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Banknorth Reports filed prior to the date hereof, or incurred since June 30, 2004 in the ordinary course of business consistent with past practice;

      (o) amend its certificate of incorporation, by-laws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly-owned subsidiaries of Banknorth), or a letter of intent or agreement in principle with respect thereto;

      (p) restructure or materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

      (q) make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans;

      (r) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c) or which would reasonably be expected to disqualify the Migratory Merger as a reorganization under Section 368(a) of the Code;

      (s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or U.S. GAAP, in each case as concurred in by Banknorth’s independent public accountants;

      (t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

      (u) make or change any material Tax election (unless required by applicable law), file any material amended Tax Returns, settle or compromise any material Tax liability of Banknorth or any of its Subsidiaries or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this clause (u), material means $10 million or more of Taxes); or

      (v) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 5.2.

          Section 5.3.   No Fundamental TD Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, TD shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Banknorth, (a) amend, repeal or otherwise modify its by-laws in a manner that would materially and adversely affect the economic benefits of the Acquisition Merger to the holders of Banknorth Common Stock, (b) take any action that is intended or would reasonably be expected to result in any of the conditions to the Mergers set forth in Section 7.1 or 7.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c), or in a material violation of any provision of this Agreement, (c) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit TD from increasing the regular quarterly cash dividend on TD Common Shares, or (d) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

          Section 6.1.   Regulatory Matters.

          (a) Banknorth Delaware and TD shall promptly prepare and file with the SEC the Registration Statement (which shall contain therein the Proxy Statement/Prospectus). Each of TD, Banknorth and Banknorth Delaware shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter Banknorth shall mail the Proxy Statement/Prospectus to its shareholders. If at any time prior to the Effective Time any information relating to any of the parties, or their respective affiliates, officers or directors, should be discovered by any party which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Banknorth.

          (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and

Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The parties shall promptly inform each other of any material communication from, and shall give the other parties a reasonable opportunity to review in advance any material communication intended to be given by it to, any Governmental Entity regarding any of the transactions contemplated by this Agreement (other than any confidential portion thereof that relates solely to the party receiving such communication from or providing such communication to such Governmental Entity).

          (c) TD and Banknorth shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of TD, Banknorth or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

          Section 6.2.   Access to Information.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Banknorth shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of TD access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Banknorth and its Subsidiaries, and, during such period, Banknorth shall, and shall cause its Subsidiaries to, make available to TD (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Banknorth is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as TD may reasonably request. Neither Banknorth nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) TD agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Banknorth and its authorized Representatives such access to executive officers and such appropriate information relating to TD and its Subsidiaries as may be reasonably necessary to confirm the accuracy of the representations and warranties of TD herein as Banknorth may reasonably request.

          (c) Each of TD and Banknorth shall hold all non-public information furnished by Banknorth or TD, as the case may be, pursuant to Section 6.2(a) or (b) or Section 6.9, or furnished by Banknorth or TD, as the case may be, prior to the date of this Agreement in connection with the transactions contemplated hereby (the “Confidential Information”) in confidence and shall not, without Banknorth’s or TD’s, as the case may be, prior written consent, disclose such Confidential Information to any person or entity, and shall not use such Confidential Information other than in connection with the transactions contemplated by this Agreement; provided, however, that TD or Banknorth, as the case may be, may disclose any of such Confidential Information to its affiliates, directors, executives, officers, employees, agents, or legal, financial, accounting or other advisors (collectively, “Representatives”) who need to know such Confidential Information in connection with the transactions contemplated by this Agreement and who are advised of the provisions of this Section 6.2(c). Each of TD and Banknorth, as the case may be, shall be responsible for any breach of its obligations under this Section 6.2(c) by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Banknorth or TD, as the case may be, may have against such Representatives with respect to any such breach). Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the provisions of this Section 6.2(c) shall not apply to, information that (i) is or becomes publicly available other than as a result of a breach of this Section 6.2(c) by TD or its Representatives or Banknorth or its Representatives, as the case may be; (ii) was within the possession of TD or any of its Representatives or Banknorth or any of its Representatives, as the case may be, prior to its being furnished to TD by or on behalf of Banknorth, or to Banknorth by or on behalf of TD, as the case may be, provided that the source of such information was not known by TD or Banknorth, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Banknorth or TD, as the case may be, with respect to such information; or (iii) is or becomes available to TD or any of its Representatives or Banknorth or any of its Representatives, as the case may be, on a non-confidential basis from a source other than Banknorth or any of its Representatives, or TD or any of its Representatives, as the case may be; provided that such source was not known to TD or Banknorth, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Banknorth or TD, as the case may be, with respect to such information; or (iv) is independently developed by or on behalf of TD or Banknorth, as the case may be, without violating any of its respective obligations under this Section 6.2(c). In the event that TD or Banknorth, as the case may be, or anyone to whom it transmits the Confidential Information pursuant to this Section 6.2(c) is requested or required (by oral questions, interrogatories, requests for information or documents in any legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, TD will provide Banknorth or Banknorth will provide TD, as the case may be, with prompt written notice of such requirement (unless prohibited by law or court order from doing so). Each party further agrees that, (i) to the extent practicable, it will consult the other party so that the other party, at the other party’s own expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.2(c) and (ii) if it must disclose any of the Confidential Information pursuant to applicable law or legal process or pursuant to any rule, regulation or disclosure obligation of a securities exchange, securities market or self-regulatory agency on which such party’s securities are then listed or admitted for trading, a bank regulatory authority, the SEC or any applicable Canadian securities regulatory authority, and no injunction has been granted restraining such disclosure, it may do so without violating this Section 6.2(c) provided that it furnishes only (a) that portion of the Confidential Information which it determines is legally required after consultation with counsel (which may be its internal counsel) and exercises its reasonable efforts (at the other party’s expense) to obtain reliable assurance that the Confidential Information will be treated as confidential or (b) such Confidential Information to which Banknorth or TD, as the case may be, agrees in writing. The provisions of this Section 6.2(c) shall survive any termination of this Agreement and shall survive the Effective Time.

          (d) No investigation by TD or its representatives or Banknorth or its representatives, as the case may be, shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Banknorth or TD, as the case may be, set forth herein.

          Section 6.3.   Shareholder Approval.

          (a) Banknorth shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective (the “Banknorth Shareholders Meeting”) for the purpose of obtaining the Required Banknorth Vote and, subject to Section 6.3(b), shall take all lawful action to solicit the approval of this Agreement with respect to the Migratory Merger by such shareholders. The Board of Directors of Banknorth shall recommend approval of this Agreement by the shareholders of Banknorth (the “Banknorth Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to TD such recommendation or (y) take any other action or make any other public statement in connection with the Banknorth Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Banknorth Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in Banknorth Recommendation, this Agreement shall be submitted to the shareholders of Banknorth at the Banknorth Shareholders Meeting for the purpose of approving this Agreement with respect to the Migratory Merger and nothing contained in this Section 6.3 or Section 6.4 shall be deemed to relieve Banknorth of such obligation. In addition to the foregoing, Banknorth shall not submit to the vote of its shareholders any Acquisition Proposal other than the Mergers.

          (b) Notwithstanding the foregoing, prior to obtaining the Required Banknorth Vote, Banknorth and its Board of Directors may effect a Change in Banknorth Recommendation if and only to the extent that:

        (i) Banknorth has complied in all material respects with its obligations under Section 6.4,

        (ii) its Board of Directors, after consultation with its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

        (iii) it (A) has received an unsolicited bona fide written Acquisition Proposal from a third party which its Board of Directors concludes in good faith constitutes a Superior Proposal (as defined below) after giving effect to all of the adjustments which may be offered by TD pursuant to clause (C) below, (B) has notified TD, at least five Business Days in advance, of its intention to effect a Change in Banknorth Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD a copy of the relevant proposed transaction agreements, if such exist, with the party making such Superior Proposal and (C) during the period of not less than five Business Days following Banknorth’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Banknorth Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with TD in good faith (to the extent that TD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          (c) As promptly as practicable after the execution of this Agreement, Banknorth, acting as the sole stockholder of Banknorth Delaware, shall, at a meeting of the sole stockholder of Banknorth Delaware which meeting Banknorth shall cause Banknorth Delaware to hold, (i) adopt this Agreement in respect of the Migratory Merger and the Acquisition Merger and (ii) irrevocably waive any right of appraisal with respect to the Acquisition Merger or the right to dissent from the Acquisition Merger that Banknorth may have.

          Section 6.4.   Acquisition Proposals. (a) Banknorth agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as defined below), or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of the total voting power of Banknorth (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by TD or an affiliate thereof) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 6.4(a), in the event that, prior to obtaining the Required Banknorth Vote, Banknorth receives an unsolicited bona fide Acquisition Proposal and its board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Banknorth may, and may permit its Subsidiaries and its and their representatives to, furnish or cause to be furnished confidential information or data to the person making such Acquisition Proposal and participate in negotiations or discussions with such person regarding such Acquisition Proposal to the extent that Banknorth’s Board of Directors concludes in good faith (after consultation with its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Banknorth shall have entered into a confidentiality agreement with such third party on terms no less favorable to Banknorth than the confidentiality agreement previously entered into between TD and Banknorth; and provided further, that Banknorth shall also provide to TD a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 6.4 to the extent not previously provided or made available to TD. The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

          (b) For purposes of this Agreement, “Superior Proposal” with respect to Banknorth means a bona fide written Acquisition Proposal which the Board of Directors of Banknorth concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Banknorth, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of Banknorth or all or substantially all of the consolidated assets of Banknorth and its Subsidiaries.

          (c) Banknorth will, and will cause its Subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than TD with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Banknorth thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Banknorth will promptly (within one Business Day) following receipt of any Acquisition Proposal advise TD of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep TD apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).

          (d) Nothing contained in this Agreement shall prevent Banknorth or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation for purposes of Article VIII hereof unless the Banknorth Board of Directors expressly reaffirms the Banknorth Recommendation in such disclosure.

          (e) Banknorth agrees that any violation of the restrictions set forth in this Section 6.4 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Banknorth or its Subsidiaries, at the direction or with the consent or prior knowledge of Banknorth or its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by Banknorth.

          Section 6.5.   Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of TD and Banknorth shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Migratory Merger or the Acquisition Merger, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Banknorth or TD or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.2(c).

          (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 6.5(a)), each of TD and Banknorth agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which TD or Banknorth is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which litigation Banknorth shall provide TD the reasonable opportunity to participate).

          Section 6.6.   Affiliates. Banknorth shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Banknorth to deliver to TD, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Banknorth Shareholders Meeting, a written agreement, in the form attached hereto as Exhibit G, relating to required transfer restrictions on the shares of Banknorth Delaware Common Stock and the TD Common Shares that may be received by them in the Mergers pursuant to Rule 145.

          Section 6.7.   Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Banknorth Delaware shall indemnify and hold harmless each present and former director and officer of Banknorth or a Subsidiary of Banknorth, as applicable, determined as of the Migratory Merger Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director or officer of Banknorth or, while a director or officer of Banknorth, is or was serving at the request of Banknorth as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, including without limitation matters related to the negotiation, execution and performance of this Agreement, the Stockholders Agreement or any of the transactions contemplated hereby and thereby, to the fullest extent which such Indemnified Parties would be entitled under applicable law and the by-laws of Banknorth and Banknorth Delaware as of the date hereof (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

          (b) Banknorth Delaware agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective certificate of incorporation, by-laws or similar organizational documents of Banknorth, Banknorth Delaware or any of their respective Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Mergers and shall continue in full force and effect from and after the Effective Time; provided, that nothing contained in this Section 6.7(b) shall be deemed to preclude any liquidation, consolidation or merger of Banknorth, Banknorth Delaware or any of their respective Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Banknorth Delaware, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the Designated Independent Directors (as defined in the Stockholders Agreement) then in office or, if no such Directors are then in office, by independent counsel mutually agreed upon between Banknorth Delaware and the Indemnified Party.

          (c) Banknorth Delaware shall maintain in effect for six years from the Effective Time policies of directors’ and officers’ liability insurance containing terms and conditions which are not less advantageous than any such policies currently maintained by Banknorth, with respect to matters occurring prior to the Effective Time; provided that (i) TD may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof and (ii) such policies may in TD’s sole discretion be one or more “tail” policies for all or any portion of the full six year period.

          (d) For a period of three years from the Effective Time, Banknorth Delaware shall not, except as required by law, (i) amend, repeal or otherwise modify the provisions of the Certificate of Incorporation and by-laws of Banknorth Delaware following the Acquisition Merger with respect to indemnification, advancement of expenses and exculpation of present or former directors or (ii) directly or indirectly make any material change in Banknorth Delaware’s policies and practices with respect to affording directors’ and officers’ liability insurance coverage, which in the case of either clause (i) or (ii) relate to matters arising after the Effective Time and would in any manner reasonably be expected to be adverse to Banknorth Delaware’s directors unless, in the case of clause (ii), such change is approved in advance by the Designated Independent Director Committee (as such term is defined in the Certificate of Incorporation of the Surviving Corporation).

          (e) If after the Effective Time Banknorth Delaware or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Banknorth Delaware shall assume the obligations of Banknorth Delaware set forth in this Section 6.7 or under Section 6.13.

          (f) Following the Effective Time, TD shall not knowingly take, directly or indirectly, any action that would or would reasonably be expected to materially impair the ability of Banknorth Delaware to fulfill its obligations under this Section 6.7 or under Section 6.13.

          (g) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          Section 6.8.   Advice of Changes. TD and Banknorth shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

          Section 6.9.   Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Banknorth shall furnish to TD (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Banknorth and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of Banknorth or any committee thereof relating to the financial and risk performance of Banknorth. In addition, Banknorth shall furnish TD with a copy of each report filed by Banknorth or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this

Agreement, TD shall furnish to Banknorth such monthly financial reports relating to TD and its Subsidiaries as are customarily prepared and furnished to TD’s senior executives. All information furnished by Banknorth to TD and by TD to Banknorth pursuant to this Section 6.9 shall be held in confidence to the same extent of such party’s obligations under Section 6.2(c).

          Section 6.10.   Stock Exchange Listing. (a) Banknorth shall, and shall cause Banknorth Delaware to, use its reasonable best efforts to cause the shares of Banknorth Delaware Common Stock to be issued in the Migratory Merger and the Acquisition Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Migratory Merger Effective Time.

          (b) TD shall use its reasonable best efforts to cause the shares of TD Common Shares to be issued in the Acquisition Merger to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

          Section 6.11.   TD Board Appointment; Banknorth Board Composition. (a) Effective as of the Effective Time, TD’s Board of Directors shall cause William J. Ryan, the Chairman, President and Chief Executive Officer of Banknorth, to be elected or appointed as a member of the TD Board of Directors.

          (b) Prior to the Effective Time, Banknorth, as the sole stockholder of Banknorth Delaware, shall take all requisite action so that, effective as of the Effective Time, the Board shall be composed as provided in Section 2.7.

          Section 6.12.   Transition Committee. As promptly as practicable following the execution of this Agreement, Banknorth and TD shall establish a transition committee, consisting of an equal number of representatives designated by each of Banknorth and TD (the “Transition Committee”). During the period from the date of this Agreement to the Effective Time, the Transition Committee will (i) confer on a regular and continued basis regarding the general status of the ongoing operations of Banknorth and its Subsidiaries and (ii) communicate and consult with its members with respect to (x) the manner in which the business of Banknorth and its Subsidiaries are conducted, (y) audit and accounting procedures and policies, including merging Banknorth’s policies regarding loan loss reserve calculation to those of TD and compliance and remedial actions, subject to the requirements of applicable law and U.S. GAAP, and (z) Banknorth’s investment securities portfolio and interest rate and other risk management policies and practices, in each case to the extent consistent with applicable laws, including laws regarding the exchange of information and other laws regarding competition. Nothing contained in this Section 6.12 shall be deemed to require Banknorth to modify or change its loan, accrual, reserve, tax, litigation or real estate valuation policies and practices prior to the Effective Time without Banknorth’s consent.

          Section 6.13.   Employee Benefit Plans. (a) All employees of Banknorth and its Subsidiaries as of the Effective Time shall become employees of Banknorth Delaware or its Subsidiaries as of the Effective Time (the “Continuing Employees”). From the Effective Time until December 31, 2006, Banknorth Delaware shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to such employees immediately prior to the Effective Time.

          (b) Except as set forth in this Section 6.13, Banknorth Delaware shall honor, or cause to be honored, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees and directors of Banknorth and its Subsidiaries under the Banknorth Benefit Plans.

          (c) Prior to the Effective Time, Banknorth Delaware shall take all steps necessary to ensure that the Continuing Employees shall be entitled to participate, effective immediately following the Effective Time, in each of the Banknorth Benefit Plans to the same extent and on the same terms and conditions as they were entitled to participate immediately prior to the Effective Time. Banknorth Delaware shall cause each Banknorth Benefit Plan in which employees of Banknorth Delaware and its Subsidiaries are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Banknorth Benefit Plans (but benefit accrual with respect to any defined benefit plan only under a Berlin Benefit Plan in effect on the date hereof) in effect as of the date hereof the service of such employees with Banknorth and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by Banknorth and its Subsidiaries.

          (d) In lieu of the existing Banknorth severance agreements between Banknorth and each of William J. Ryan and Peter J. Verrill, concurrently with the execution of this Agreement Banknorth, and TD with respect to Mr. Ryan, shall enter into an employment agreement with Messrs. Ryan and Verrill in the forms included in Section 6.13 of the Banknorth Schedule.

          (e) As of the Effective Time, Banknorth Delaware shall offer to enter into a Retention Services Agreement with each of the Banknorth officers listed in Section 6.13 of the Banknorth Schedule in the applicable form included in Section 6.13 of the Banknorth Schedule, which schedule sets forth the form of agreement and the lump sum payment amount for each such officer.

          (f) Subject to the approval of TD with respect to the accelerated timing of such payments and the amount of the accelerated portion of such payment, TD and Berlin Delaware agree that Banknorth shall be permitted to pay all or a portion of the amounts required by Section 5 of its Executive Incentive Plan as if a Change-in-Control (as defined in such plan) occurred on February 1, 2005, with such amounts to be paid no later than December 31, 2004. In the event that the Closing occurs after February 1, 2005, Banknorth shall pay such additional amounts under such plan as would have been required to be paid under such plan based on the Change-in-Control (as defined in such plan) occurring on the Closing Date. Banknorth and Berlin Delaware shall take all action necessary to cause, as of the Effective Time, the Executive Incentive Plan to terminate and be of no further force or effect with respect to the performance periods for which payments are made under Section 5 of the Executive Incentive Plan and provide that, except as provided in this Section 6.13(f), no further payments or benefits are due under such plan with respect to such performance periods.

          (g) Subject to the approval of TD with respect to the accelerated timing of such payments and the amount of the accelerated portion of such payments, TD and Banknorth Delaware agree that Banknorth shall be permitted to pay on or before December 31, 2004 all or portion of the bonuses for 2004 that would have been earned by the officers of Banknorth and not otherwise paid until 2005. Banknorth shall pay such additional amounts, if any, as would have been paid under such plan based on the actual operating results of Banknorth for 2004.

          (h) Except as otherwise provided in this Section 6.13, nothing contained in this Section 6.13 shall be interpreted as preventing Banknorth Delaware from amending, modifying or terminating any Banknorth Benefit Plan or any other contract, agreement or commitment of Banknorth in accordance with its terms and applicable law.

          (i) Prior to the Effective Time, Banknorth or any of its Subsidiaries shall take all actions necessary to (i) provide that any payment accelerated pursuant to the agreements described in Sections 6.13(f) and Section 6.13(g) of this Agreement shall, to the extent required to be taken into account in computing any benefits or payments payable under any retirement plan, agreement or arrangement maintained by Banknorth or its Subsidiaries (whether or not such plan, agreement or arrangement is qualified under Section 401(a) of the Code), only be taken into account as having been paid at the time such payment would have been made without regard to such acceleration and (ii) amend any grantor trust agreement entered into by Banknorth or any of its Subsidiaries to provide (A) that the transactions contemplated by this Agreement shall not constitute a “change in control” under such agreement and (B) that no funding of any such grantor trust will occur as a result of the transactions contemplated by this Agreement.

          (j) Banknorth and TD will cooperate in good faith to mitigate the effects of Section 280G of the Code on Banknorth and its employees.

          Section 6.14.   Tax Matters. Banknorth shall use its reasonable best efforts to cause the Migratory Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Banknorth and Banknorth Delaware shall execute and deliver to Elias, Matz, Tiernan & Herrick L.L.P., counsel to Banknorth, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm in connection with its delivery of the opinion referred to in Section 7.3(c) with respect to the tax treatment of the Migratory Merger.

          Section 6.15.   Charter Amendment. If so requested by TD in writing not less than 10 Business Days prior to the effective time of the Registration Statement, Banknorth shall submit to its shareholders for a vote at the Banknorth Shareholders Meeting, and shall include in the Proxy Statement/Prospectus and use its reasonable best efforts to solicit the votes of its shareholders in favor of, a proposal to amend the Amended Articles to expressly provide that Section 1110 of the Maine Business Corporation Act is not applicable to Banknorth. Upon such request by TD, the term “Required Banknorth Vote” shall thereafter include the requisite affirmative vote of the Banknorth shareholders necessary to adopt such amendment to the Amended Articles, and the receipt of such shareholder approval and the taking of all other corporate action for the due adoption and effectiveness of such amendment shall be a condition to the obligations of the parties to consummate the transactions contemplated by this Agreement as fully as if it were set forth in Section 7.1 hereof.

ARTICLE VII

CONDITIONS PRECEDENT

          Section 7.1.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Migratory Merger Effective Time of the following conditions:

          (a) Banknorth Shareholder Approval. The Required Banknorth Vote shall have been obtained.

          (b) Stock Exchange Listing. The shares of Banknorth Delaware Common Stock and the TD Common Shares to be issued upon consummation of the Migratory Merger and Acquisition Merger, respectively, shall have been authorized for listing on the New York Stock Exchange and, in the case of such TD Common Shares, the Toronto Stock Exchange, in each case subject to official notice of issuance.

          (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

          (d) Registration Statement Effectiveness. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Mergers shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Mergers.

          Section 7.2. Conditions to Obligations of TD and Berlin Mergerco. The obligations of TD and Berlin Mergerco to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by TD, at or prior to the Migratory Merger Effective Time of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Banknorth set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 3.2(a) and (b), which shall be true and correct in all material respects, and Section 3.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Banknorth. TD shall have received a certificate signed on behalf of Banknorth by the Chief Executive Officer and Chief Financial Officer of Banknorth to the foregoing effect.

      (b) Performance of Obligations of Banknorth and Banknorth Delaware. Banknorth and Banknorth Delaware shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD shall have received a certificate signed on behalf of Banknorth; and by the Chief Executive Officer and the Chief Financial Officer of Banknorth to such effect.

      (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Banknorth (or Banknorth Delaware after the Migratory Merger Effective Time) or TD (without giving effect to clause (B) of the definition of Material Adverse Effect); provided that the imposition of conditions customary for transactions of this type in connection with the grant of a Requisite Regulatory Approval shall not be deemed to have such a Material Adverse Effect for purposes of this Section 7.2(c).

      (d) Certificate as to Shares Outstanding. TD shall have received a certificate signed on behalf of Banknorth by the Chief Executive Officer and the Chief Financial Officer of Banknorth specifying the number of shares of Banknorth Common Stock outstanding immediately prior to the Migratory Merger Effective Time.

      (e) Board of Directors. Banknorth, as the sole stockholder of Banknorth Delaware, shall have taken all requisite action to cause the Board to be composed effective as of the Effective Time as provided in Section 2.7 hereof.

          Section 7.3.   Conditions to Obligations of Banknorth and Banknorth Delaware. The obligations of Banknorth and Banknorth Delaware to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by Banknorth, at or prior to the Migratory Merger Effective Time of the following conditions:

      (a) Representations and Warranties. The representations and warranties of TD set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.7) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2, which shall be true and correct in all material respects, and Section 4.7) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on TD. Banknorth shall have received a certificate signed on behalf of TD by the Chief Executive Officer and Chief Financial Officer of TD to the foregoing effect.

      (b) Performance of Obligations of TD. TD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Banknorth shall have received a certificate signed on behalf of TD by the Chief Executive Officer and Chief Financial Officer of TD to such effect.

      (c) Tax Opinion. Banknorth shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to Banknorth, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Migratory Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of Banknorth, Banknorth Delaware and other persons, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

          Section 8.1.   Termination. This Agreement may be terminated at any time prior to the Effective Time:

      (a) by mutual consent of TD and Banknorth in a written instrument, if the Board of Directors of each of TD and Banknorth so determines;

      (b) by either TD or Banknorth if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

      (c) by either TD or Banknorth if the Effective Time shall not have occurred on or before June 30, 2005, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

      (d) by either TD or Banknorth (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

      (e) by either TD or Banknorth if the Required Banknorth Vote shall not have been obtained upon a vote taken thereon at the Banknorth Shareholders Meeting or at any adjournment or postponement thereof;

      (f) by TD, if (i) the Board of Directors of Banknorth shall have failed to recommend adoption of this Agreement by the shareholders of Banknorth or shall have effected a Change in Banknorth Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) Banknorth shall have materially breached its obligations under Section 6.3(a) by failing to call, give notice of, convene and hold the Banknorth Shareholders Meeting in accordance with Section 6.3(a);

      (g) by Banknorth at any time during the five Business Day period commencing two Business Days after the Determination Date, if

(i)	the Weighted Average Price shall be less than the product of 0.85 and the Starting Price; and

(ii)	(x) the number obtained by dividing the Weighted Average Price by the Starting Price (the “TD Ratio”) shall be less than (y) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from the quotient in this clause (ii)(y) (the “Index Ratio”);

subject, however, to the following provisions of this Section 8.1(g). If Banknorth elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to TD of such election, which election shall be irrevocable. During the five Business Day period commencing with its receipt of such notice, TD shall have the option of adjusting the TD Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the TD Exchange Ratio (as then in effect) and the denominator of which is the Weighted Average Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the TD Exchange Ratio (as then in effect) and the denominator of which is the TD Exchange Ratio. If TD makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Banknorth of such election and the revised TD Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the TD Exchange Ratio shall have been so modified), and any references in this Agreement to “TD Exchange Ratio” shall thereafter be deemed to refer to the TD Exchange Ratio as adjusted pursuant to this Section 8.1(g).

For purposes of this Section 8.1(g), the following terms shall have the meanings indicated:

     “Determination Date” means the date on which the approvals of the Federal Reserve Board or OSFI (whichever is later) required for consummation of the Acquisition Merger shall be received.

     “Final Index Price” means the weighted average price (weighted in accordance with the factors listed above) of the common shares of the banks composing the Index Group on the Toronto Stock Exchange based on the trading data reported in The Toronto Stock Exchange Daily Record (rounded to the nearest one-thousandth and converted into United States dollars using the Conversion Rate) for the ten consecutive full trading days ending at the close of trading on the Determination Date.

     “Index Group” means the group of each of the five bank holding companies listed below, the common shares of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization as of the Starting Date. In the event that the common shares of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding common shares) redistributed proportionately for purposes of determining the Initial Index Price and Final Index Price. The five bank holding companies and the weights attributed to them are as follows:

Name of Bank	Weighting
Bank of Nova Scotia	37.584%
Royal Bank of Canada	24.344
Bank of Montreal	18.670
Canadian Imperial Bank of Commerce	13.077
National Bank of Canada	6.325

100.000%

     “Initial Index Price” means the weighted average price (weighted in accordance with the factors listed above) of the common shares of the banks composing the Index Group on the Toronto Stock Exchange based on the trading data reported in The Toronto Stock Exchange Daily Record (rounded to the nearest one-thousandth and converted into United States dollars using the Conversion Rate) on the Starting Date.

     “Starting Date” means the last full trading day preceding the issuance of a press release announcing this Agreement.

     “Starting Price” shall mean the weighted average price for the TD Common Shares on the Toronto Stock Exchange based on the trading data reported in The Toronto Stock Exchange

Daily Record (rounded to the nearest one-thousandth and converted into United States dollars using the Conversion Price) on the Starting Date.

     “Weighted Average Price” means the average of the daily weighted average price for the TD Common Shares on the Toronto Stock Exchange based on the trading data reported in The Toronto Stock Exchange Daily Record (rounded to the nearest one-thousandth and converted into United States dollars using the Conversion Rate) for the ten consecutive full trading days in which such shares are traded on the Toronto Stock Exchange ending at the close of trading on the Determination Date.

     If any company belonging to the Index Group or TD declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or TD shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

          Section 8.2. Effect of Termination.

          (a) In the event of termination of this Agreement by either TD or Banknorth as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of TD, Banknorth, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c), the confidentiality obligations of Section 6.9, Section 8.2 and Section 9.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither TD nor Banknorth shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) Banknorth shall pay TD the sum of $150 million (the “Termination Fee”) if this Agreement is terminated as follows:

        (i) if this Agreement is terminated by TD pursuant to Section 8.1(f), then Banknorth shall pay the entire Termination Fee on the second Business Day following such termination; and

        (ii) if this Agreement is terminated by (A) TD pursuant to Section 8.1(d) because of Banknorth’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) by either TD or Banknorth pursuant to Section 8.1(e), or (C) by either TD or Banknorth pursuant to Section 8.1(c) without a vote of the shareholders of Banknorth contemplated by this Agreement at the Banknorth Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to Banknorth shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Banknorth (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Banknorth Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Banknorth shall pay (x) an amount equal to 10% of the Termination Fee on the second Business Day following such termination, and (y) if within 15 months after such termination Banknorth or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Banknorth shall pay the remainder of the Termination Fee on the date of such execution or consummation.

          (c) Any Termination Fee or portion thereof that becomes payable pursuant to Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD in writing to Banknorth.

          (d) Banknorth acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Banknorth, TD would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Banknorth fails to pay the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Banknorth shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

          (e) Notwithstanding anything to the contrary contained herein, Banknorth shall be obligated, subject to the terms of this Section 8.2, to pay only one Termination Fee.

          Section 8.3.   Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Banknorth; provided, however, that after any such approval, no amendment shall be made which by law (including without limitation Section 1102(6) of the MBCA) requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.4.   Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

          Section 9.1.   Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

          Section 9.2.   Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except (a) as provided in Section 8.2 hereof and (b) that Banknorth and TD shall share equally all costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement.

          Section 9.3.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a) if to TD, to:

The Toronto-Dominion Bank Toronto-Dominion Tower 66 Wellington Street West Toronto, Ontario M5K IA2 Attention: General Counsel Fax: (416) 308-1943

          with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax: (212) 455-2502 Attn: Lee Meyerson

          if to Banknorth, to:

Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, Maine 04112-9540 Attention: William J. Ryan Chairman, President and Chief Executive Officer Fax: (207) 761-8587

          with copies (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 Fax: (202) 347-2172 Attn: Gerard L. Hawkins

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2000 Attn: Edward D. Herlihy Lawrence S. Makow

          Section 9.4.   Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require Banknorth, Banknorth Delaware, TD or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

          Section 9.5.   Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.6.   Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules hereto and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 9.7.   Governing Law; Jurisdiction. (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law or the MBCA are applicable). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) TD hereby irrevocably designates its New York Branch, located 31 West 52nd Street, New York, NY 10019 (in such capacity, the “TD Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the TD Process Agent, the party effecting such service shall also deliver a copy thereof to TD in the manner provided in Section 9.3. Each of the parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

          (c) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by TD and Banknorth to jurisdiction and service contained in this Section 9.7 is solely for the purpose referred to in this Section 9.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. If the TD Process Agent shall cease to act as such or to exist, TD covenants that it shall appoint without delay another such agent reasonably satisfactory to Banknorth.

          Section 9.8.   Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          Section 9.9.   Publicity. TD and Banknorth shall consult with each other before issuing any press release with respect to the Mergers, this Agreement or the Stockholders Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange or the Toronto Stock Exchange, as applicable. Without limiting the reach of the preceding sentence, TD and Banknorth shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Banknorth and its Subsidiaries shall (i) consult with TD regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide TD with shareholder lists of Banknorth and (iii) use reasonable best efforts, at TD’s expense, to facilitate TD contact with shareholders of Banknorth and other prospective investors.

          Section 9.10.   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder other than with respect to the provisions of Section 6.7 and 6.13(d) and (e), which shall inure to the benefit of the directors and officers of Banknorth referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK
By:	/s/ W. Edmund Clark
	Name:	W. Edmund Clark
	Title:	President and Chief Executive Officer

BERLIN MERGER CO.
By:	/s/ Christopher Montague
	Name:	Christopher Montague
	Title:	Vice President and Secretary

BANKNORTH GROUP, INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	President and Chief Executive Officer

BERLIN DELAWARE INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

BERLIN DELAWARE INC.

     The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

     FIRST: The name of the Corporation is BERLIN DELAWARE INC.

     SECOND: The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 per share.

     FIFTH: The name and address of the incorporator is Carol L. Mitchell, c/o Banknorth Group, Inc., Two Portland Square, PO Box 9540, Portland, Maine 04112-9540.

     SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation.

     SEVENTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the By-Laws of the Corporation.

     EIGHTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     NINTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     TENTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on August 25, 2004.

Carol L. Mitchell
Sole Incorporator

2

EXHIBIT B

BY-LAWS

OF

BERLIN DELAWARE INC.

(A Delaware Corporation)

ARTICLE I

MEETINGS OF THE STOCKHOLDERS

     SECTION 1.1. If required by applicable law, the annual meeting of the stockholders of Berlin Delaware Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such place within or without the State of the Delaware and at such time and date as shall be designated from time to time by the Board of Directors or by the Chairman of the Board of Directors.

     SECTION 1.2. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of at least a majority of the then-outstanding share of capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

     SECTION 1.3. Unless otherwise required by applicable law, notice of the time, place and, in the case of a special meeting, the purpose or purposes of every annual and every special meeting of the stockholders shall be delivered personally or given at least ten days (but not more than sixty days) prior to the date of such meeting to each stockholder of record entitled to vote at such meeting.

     SECTION 1.4. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law.

     SECTION 1.5. Unless determined otherwise by the Board of Directors, the Chairman of the Board, or in the Chairman’s absence or at the Chairman’s direction, the President, shall call all meetings of the stockholders to order and shall act as Chairman of such meeting and the Secretary of the Corporation shall act as secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing (i) restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders’ proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof, (iv) rules and procedures with respect to the circumstances in which any person may make a statement or ask questions and (v) limitations on time allotted to questions or comments by participants.

     SECTION 1.6. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote or act for him by proxy. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

     SECTION 1.7. In all matters, when a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute, of applicable stock exchange rule or of the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Except as otherwise provided in the Certificate of Incorporation, any election of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote in such election.

     SECTION 1.8. The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be kept open to examination of any stockholder as required by applicable law. The list also shall be open to examination at the meeting as required by applicable law.

     SECTION 1.9. The Board of Directors, in advance of all meetings of the stockholders, shall appoint one or more judges of stockholder votes, who may be stockholders or their proxies, but not directors of the Corporation or candidates for office. In the event that the Board of Directors fails to so appoint judges of stockholder votes or, in the event that one or more judges of stockholder votes previously designated by the Board of Directors fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more judges of stockholder votes to fill such vacancy or vacancies. Judges of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of judge of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The judges of stockholder votes so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the judges of stockholder votes, and (v) certify their determination of the number of shares of capital

2

stock of the Corporation represented at the meeting and such judges’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the judges of stockholder votes may consider such information as is permitted by applicable law.

     SECTION 1.10. (a) Annual Meetings of Stockholders. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.3 of these By-Laws, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who is entitled to vote at the meeting in such election or on such matter (as the case may be), who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

     (2) At any annual meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to or mailed the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which first anniversary for the 2005 annual meeting of stockholders of the Corporation shall be deemed to be April 27, 2005); provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (including the names of such person or persons) pursuant to which such nomination is being made, and (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the

3

stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that such stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or propose the business specified in the notice, (iv) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent to a stockholder proposal. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a Director of the Corporation at a meeting of stockholders unless such person has been nominated in accordance with the procedures set forth herein. If the facts warrant, the Chairman of the meeting shall determine and declare to the meeting that a nomination or business does not satisfy the requirements set forth in the preceding sentences and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. The foregoing notice requirements of this Section 1.10(a)(2) shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

     (3) Notwithstanding anything in paragraph (a)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased to add Directors and there is no public announcement naming all of the director nominees or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice, to the extent required by this By-Law, shall also be considered timely, but only with respect to nominees for any new Director positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices

4

of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

     (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 1.3 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting in such election, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations of stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (a)(2) of this Section 1.10 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     (c) General. Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

     (2) For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

5

     (3) For purposes of this Section 1.10, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 1.10, and in order for any notification required to be delivered by a stockholder pursuant to this Section 1.10 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

     (4) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

ARTICLE II

DIRECTORS

     SECTION 2.1. A meeting of the Board of Directors shall be held following the annual meeting of the stockholders at the place of such annual meeting and as soon as practicable thereafter, and no notice thereof shall be necessary. Regular meetings of the Board of Directors shall be held on such days and at such hours as shall from time to time be fixed by standing resolution of the Board of Directors, and the meeting following the annual meeting of the stockholders shall constitute a regular meeting. In the event that the day fixed for any regular meeting of the Board of Directors shall fall on a legal holiday, then such regular meeting shall be held at the same hour upon such day as the Board of Directors may previously designate by resolution, and if no such day be designated, then said meeting shall be held on the next succeeding day that is not a holiday. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board. Special meetings of the Board of Directors shall be called by the Secretary when requested by act of the Board of Directors, or by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, or the President. Notice of the time and place of each meeting (other than regular meetings) and each special meeting of the Board of Directors or any committee thereof shall be sent to each Director or member of such committee, as the case may be, by the Secretary, by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director), with a copy delivered by mail or by recognized courier service, at least five days prior to the date fixed for such meeting unless such notice requirement is waived by a majority of the Board of Directors or such committee, including, in each case, a majority of the Class B Directors, in which case such notice shall be sent by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director) or telephonically at least twenty-four hours prior to the date and time fixed for such meeting. Each meeting of the Board of Directors shall be held at the principal office of the Corporation unless the Board of Directors, by standing resolution or otherwise, shall designate some other place where such meeting shall be held. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a

6

meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing or by electronic transmission.

     SECTION 2.2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as may otherwise be provided by the DGCL or the Certificate of Incorporation.

     SECTION 2.3. If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

     SECTION 2.4. (a) The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.

     (b) All decisions of such committees shall require the affirmative vote of a majority of the directors on such committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors.

     (c) Members of a committee of the Board of Directors shall be entitled to receive such compensation for service thereon as may be determined by the Board of Directors and for the payment or reimbursement of any or all expenses incurred by them in connection with such service.

     SECTION 2.5. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board of Directors.

7

     SECTION 2.6. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

     SECTION 2.7. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III

OFFICERS; DUTIES OF OFFICERS

     SECTION 3.1. (a) The officers of the Corporation shall be the Chairman of the Board, President, Treasurer, Secretary and Chief Auditor and such other officers with such other titles as the Board of Directors shall determine. The Board of Directors may appoint or delegate the appointment of such other officers as it may deem appropriate. All officers shall be elected or appointed by or by the authority of the Board of Directors as and shall hold their offices at the pleasure of the Board of Directors. Any two or more offices may be held by the same person.

     (b) All officers of the Corporation elected or appointed by or by the authority of the Board of Directors shall hold office for such term as may be determined by or by the authority of the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by or by the authority of the Board of Directors or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

     (c) Each of the officers of the Corporation appointed by or by the authority of the Board of Directors or appointed by an officer in accordance with these shall have the powers and duties prescribed by law, by these By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

     (d) Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board of Directors may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

     SECTION 3.2. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. In the absence of the Chairman of the Board of Directors, the President shall preside, and in the absence of both the Chairman of the Board of Directors and the President, any other Director designated by the Board of Directors shall preside. The Chairman of the Board of Directors shall perform such other duties as the Board of Directors may from time to time prescribe.

8

     SECTION 3.3. In the absence or inability to act of the Chairman of the Board of Directors, the President shall, when present, act as ex officio chairman and shall preside at all meetings of the stockholders and the Board of Directors. The President may be designated by the Board of Directors as the Chief Executive Officer of the Corporation, and in such capacity shall have general charge of the business affairs and property of the Corporation. He shall have such other powers and perform such duties as is authorized by law and as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these By-laws.

     SECTION 3.4. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected or authorized to be selected by the Board of Directors; shall render or cause to be rendered a statement of the condition of the finances of the Corporation at all regular meetings of the Board of Directors, and a full financial report at the annual meeting of stockholders, if called upon by the Board of Directors so to do; shall receive and give receipt for moneys due and payable to the Corporation from any source whatsoever; and, in general, shall perform or cause to be performed all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board or as may be prescribed in these By-laws.

     SECTION 3.5. The Secretary shall have charge and custody of the corporate seal, records and minute books of the Corporation, and he shall keep correct written minutes of all meetings of stockholders and the Board of Directors. He shall give or cause to be given notice of all meetings of the stockholders and of the Board of Directors in accordance with these By-laws and as required by law, and shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors or the President. The duties of the Secretary may be performed by any Assistant Secretary appointed by the Board of Directors or any committee thereof.

     SECTION 3.6. The Chief Auditor shall be the chief internal auditing officer of the Corporation. The Chief Auditor shall continuously examine the affairs of the Corporation and its subsidiaries and, in general, shall perform or cause to be performed all the duties incident to the office of chief internal auditing officer and such other duties as from time to time may be assigned to him by the Board of Directors or the Audit Committee of the Board of Directors. The Chief Auditor shall report to the Audit Committee of the Board of Directors.

     SECTION 3.7. Subject to the prior authority of the Board of Directors, additional officers may be appointed by the Executive Committee and the salaries of such officers may be fixed by the Executive Committee.

     SECTION 3.8. No officer of the Corporation shall be prevented from receiving a salary as such officer or from voting thereon by reason of the fact that such officer is also a director of the Corporation. The salaries of the officers of the Corporation, including such officers as may be directors of the Corporation, shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any officer who has been given power to appoint subordinate officers the authority to fix the salaries or other compensation of any such officers appointed by him.

9

ARTICLE IV

INDEMNIFICATION

     SECTION 4.1. Without limitation, the Corporation shall indemnify any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware (“DGCL”), provided that the Corporation shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action, suit or proceeding seeking indemnification from the Corporation hereunder.

     SECTION 4.2. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding by a Covered Person shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the Corporation of a written undertaking by or on behalf of the Covered Person to repay such amount under the circumstances specified in the DGCL and which otherwise meets the requirements of the DGCL. Such undertaking shall be an unlimited general obligation of the person seeking the advance, but need not be secured.

     SECTION 4.3. The indemnification and entitlement to advances of expenses provided by this Article IV shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, trustee or partner and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 4.4. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other entity, against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the Corporation would have the power to indemnify that person against such liability under this Article IV.

10

     SECTION 4.5. The right to indemnification herein provided for shall apply to persons who are directors or officers of corporations or other entities that are merged or otherwise combined with the Corporation only after the effective date of such merger or other combination and only as to their status with and activities on behalf of the Corporation after such date.

     SECTION 4.6. In the event that any of the provisions of this Article IV (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article IV shall remain enforceable to the fullest extent permitted by law.

     SECTION 4.7. Modification. The duties of the Corporation to indemnify and to advance expenses to any person provided in this Article IV shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article IV shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or omission, or alleged act or omission, which took place prior to such amendment or repeal.

ARTICLE V

SEAL

     SECTION 5.1. The corporate seal of the Corporation shall be of such form and device as may from time to time be designated by the Board of Directors and shall have inscribed thereon the name of the Corporation. In lieu of a corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced. The Board of Directors may determine that the Corporation shall have no seal.

ARTICLE VI

MINUTE BOOKS

     SECTION 6.1. The Certificate of Incorporation, the proceedings of all regular and special meetings of the Board of Directors and any committee thereof, and of the stockholders, these By-laws and any amendments thereto and reports of the committees of the Directors shall be recorded in the minute book; and the minutes of each such meeting shall be signed by the presiding officer and the Secretary or an Assistant Secretary or a secretary pro tempore.

ARTICLE VII

CERTIFICATES AND TRANSFERS OF STOCK

     SECTION 7.1. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that

11

some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or the Secretary, or by an Assistant Treasurer or Assistant Secretary, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. Certificates and stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The name of the person owning the shares represented by each certificate, with the number of such shares and the date of issue, shall be entered upon the stock records of the Corporation.

     SECTION 7.2. Transfer of shares of stock may be made by delivery of the certificates therefor, endorsed by the holder of record thereof, or accompanied by a written assignment or power of attorney to sell, assign or transfer the same, signed by the holder of record thereof, or otherwise as provided by law with respect to uncertificated shares; but no transfer shall affect the right of the Corporation to pay any dividends upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

     SECTION 7.3. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of stockholders to express consent to action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty days prior to such action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of

12

record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7.4. In case of the loss, mutilation or destruction of any certificate of any share or shares of stock of the Corporation, a duplicate certificate may be issued upon such terms as the Board of Directors may prescribe.

ARTICLE VIII

EMERGENCIES

     SECTION 8.1. In the event of an emergency declared by the President of the United States or the person performing his functions, or similar officials in the state in which the Corporation has its principal place of business or the persons performing their functions, the officers and employees of the Corporation will continue to conduct the affairs of the Corporation under such guidance from the Board of Directors as may be available except as to such matters which by statute require specific approval by the Board of Directors and subject to conformance with any governmental directives during the emergency.

ARTICLE IX

CONSTRUCTION

     SECTION 9.1. Except where such construction would be repugnant to the context, whenever used in these By-laws, the singular includes the plural, and vice versa; the masculine gender includes the feminine gender; and the words “stockholder” and “stockholders” shall mean the holder or holders of outstanding shares of capital stock of the Corporation.

ARTICLE X

CORPORATE BOOKS

     SECTION 10.1. The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE XI

CHECKS, NOTES, PROXIES, ETC.

     SECTION 11.1. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman

13

of the Board, the Vice Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.

ARTICLE XII

FISCAL YEAR

     SECTION 12.1. Except as from time to time determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

ARTICLE XIII

AMENDMENTS

     SECTION 13.1. Subject to the provisions of the Certificate of Incorporation, these By-laws may be altered, amended or repealed or new By-laws may be adopted by the Board of Directors or by the affirmative vote of the holders of at least a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders.

14

EXHIBIT C

CERTIFICATE OF INCORPORATION

OF

TD BANKNORTH INC.

FIRST. The name of the corporation is TD Banknorth Inc. (the “Corporation”).

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock”, “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [                   ] Million ([                   ]) shares. [                   ] Million ([                   ]) shares shall be Common Stock, $0.01 par value per share (the “Common Stock”). One (1) share shall be Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”). [                   ] Million ([                   ]) shares shall be Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

A. The Common Stock.

Voting. Except as may otherwise be required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of the Common Stock held by such holder on each matter voted upon by the stockholders; provided, however, that the holders of the Common Stock shall not be entitled to vote in the election of the Class B Directors; and provided, further, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of the Class B Common Stock or one or more outstanding series of Preferred Stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

B. The Class B Common Stock.

(1)	Voting Rights Generally. Except (i) for the nomination and election of directors as provided in subparagraph (2) of this paragraph (B), (ii) voting rights with respect to amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of this Certificate of Incorporation as provided in

Certificate of Incorporation

subparagraph (3) of this paragraph (B), or (iii) as may otherwise be required by law or this Certificate of Incorporation, the holder of the Class B Common Stock shall have no right to vote on any matters in respect of which the holders of the Common Stock are entitled to vote.

(2)	Class B Directors. The holder of the Class B Common Stock shall have the right, voting separately as a class, at each meeting of the holder of the Class B Common Stock held for the purpose of electing Class B Directors (as hereinafter defined) to nominate and elect a number of directors of the Corporation as set forth below (the directors elected by the holder of the Class B Common Stock are hereinafter referred to as the “Class B Directors”). No stockholders of the Corporation other than the holder of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of the Class B Directors.

a.	At any time other than during a Suspension or following the occurrence of a Permanent Suspension, the holder of the Class B Common Stock shall have the right, voting separately as a separate class, at each meeting of the holder of the Class B Common Stock held for the purpose of electing Class B Directors to nominate and elect a number of Class B Directors as the holder shall designate from time to time, provided that the number of Class B Directors shall not exceed the sum of (x) one plus (y) the total number of directors then in office, other than Class B Directors (the “Class A Directors”).

b.	During a Suspension or following the occurrence of a Permanent Suspension, the holder of the Class B Common Stock shall have the right, voting separately as a class, at each meeting of the holder of the Class B Common Stock held for the purpose of electing Class B Directors to nominate and elect that number of Class B Directors, rounded to the nearest whole number, as would represent the same percentage of the total number of authorized directors then constituting the entire Board of Directors (after giving effect to the election of such Class B Directors) as the percentage of the Total Voting Power represented by the Voting Securities Beneficially Owned by TD and its Affiliates as of the record date for such election; provided that in no event shall the number of Class B Directors nominated and elected by the holder of the Class B Common Stock pursuant to this provision constitute (x) 50% or more of the total number of directors then in office or (y) less than one director.

c.	At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holder of the outstanding share of Class B Common Stock shall be required and be sufficient to constitute a quorum of such class for the election of Class B Directors by such class. At any such meeting or adjournment thereof, the absence of a quorum of the holder of Class B Common Stock shall not prevent the election of directors other than Class B Directors and the absence of a quorum or quorums of

2

Certificate of Incorporation

the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of Class B Directors.

d.	In case of any newly created directorships that result from an increase in the total number of authorized Class B Directors and any vacancy occurring among the Class B Directors, such vacancy shall only be filled by a majority of the remaining Class B Directors or the sole remaining Class B Director (as the case may be) or by the holder of the outstanding Class B Common Stock, voting separately as a class, and the successor so appointed shall hold office for the unexpired term of the Class B Director whose place shall be vacant. If at any time the offices of all Class B Directors shall be vacant, then the holder of the outstanding Class B Common Stock, voting separately as a class, may elect successors to hold office for the unexpired terms of the Class B Directors whose places shall be vacant.

(3)	Consent Required for Amendment of Certificate of Incorporation. The affirmative vote of the holder of the outstanding Class B Common Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of any provisions of this Certificate of Incorporation or the By-Laws that would adversely affect the powers, preferences, privileges or rights of the Class B Common Stock or of the holder thereof in such capacity.

(4)	Cancellation upon Termination Event. Notwithstanding subparagraph (5) of this paragraph (B), upon the occurrence of a Termination Event, the share of Class B Common Stock shall be redeemed by the Corporation for payment by the Corporation to the holder thereof of $1.00, subject to the availability of lawful funds therefor, and upon such redemption shall be cancelled and retired and may not be reissued.

(5)	Transfers. The Class B Common Stock may be Beneficially Owned only by TD and its Affiliates and shall not otherwise be Transferred. Any attempted Transfer in violation of this subparagraph (5) of paragraph (B) of Article FOURTH shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth herein, and shall not be recorded on the stock transfer books of the Corporation.

(6)	Dividends and Distributions. Except as required by applicable law, the holder of the Class B Common Stock shall not be entitled to receive dividends or distributions of the Corporation, whether payable in cash, property or in shares of capital stock of the Corporation.

(7)	Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the Class B Common Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

3

Certificate of Incorporation

C. The Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, designations and preferences, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, designations and preferences, and the qualifications, limitations and restrictions thereof, with respect to the shares of such series, as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH. In furtherance and not in limitation of the powers conferred by statute, subject to subparagraph (3) of paragraph (B) of Article FOURTH, the Board of Directors is authorized to make, alter or repeal any or all of the By-Laws of the Corporation. In addition, subject to subparagraph (3) of paragraph (B) of Article FOURTH, new By-Laws may be adopted or the By-Laws may be amended or repealed by the affirmative vote of the holders of at least a majority in voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH. A. Action by Written Consent. Prior to the occurrence of a Termination Event or a Permanent Suspension, any action required or permitted to be taken by the holders of any class or series of the Company Common Stock may be effected at a duly called annual or special meeting of the holders of such class or series or by written consent of the holders of such class or series in lieu of a meeting (in each case whether or not the holders of any other class or series of the Company Common Stock are then meeting or acting by written consent in lieu of a meeting, unless otherwise required by law or this Certificate of Incorporation). From and after the occurrence of a Termination Event or a Permanent Suspension, any action required or permitted to be taken by the holders of the Common Stock can only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of such holders in lieu of a meeting. Notwithstanding the immediately preceding sentence, until such time as the share of Class B Common Stock shall have been redeemed pursuant to this Certificate of Incorporation, any action required or permitted to be taken by the holder of the Class B Common

4

Certificate of Incorporation

Stock may be effected at a duly called annual or special meeting of such holder or by written consent of such holder in lieu of a meeting.

B. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the (i) Chairman of the Board of Directors, (ii) the President, (iii) the Chairman or the Secretary at the written request of the Board of Directors (in accordance with paragraph (B) of Article SEVENTH) or (iv) the holders of at least a majority of the then-outstanding shares of Common Stock. Notwithstanding the immediately preceding sentence, special meetings of the holder of Class B Common Stock may be called only by the holder of the then-outstanding share of Class B Common Stock. Any request for the calling of a special meeting of stockholders shall be sent to the Chairman and the Secretary of the Corporation and shall state the purpose or purposes of the proposed meeting. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

SEVENTH. A. Composition of the Board. (1) Prior to the occurrence of a Termination Event or a Permanent Suspension, the total number of authorized directors constituting the entire Board of Directors shall be fixed by the Board of Directors in the manner specified below, provided that such total number of authorized directors shall include the number of Class B Directors as shall be determined from time to time in accordance with paragraph (B) of Article FOURTH and provided further that such total number of authorized directors shall be no less than 9. Following the occurrence of a Termination Event or a Permanent Suspension, the total number of authorized directors constituting the entire Board of Directors shall be no more than 20 and no less than 9. Except as provided in this paragraph A, the total number of authorized directors constituting the entire Board of Directors may be fixed and changed from time to time within the then-applicable limits by a resolution adopted in accordance with paragraph B of this Article SEVENTH.

(2)	Directors of the Corporation shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified or until each of their earlier resignation or removal.

(3)	Subject to the rights of the holders of any series of Preferred Stock then outstanding, prior to the occurrence of a Termination Event or a Permanent Suspension and other than during a Suspension:

(i)	newly created directorships in the Board of Directors that result from an increase in the total number of authorized Class A Directors and any vacancy occurring in the Board of Directors resulting from the resignation, retirement or other removal from office of any Class A Director (other than a Designated Independent Director) shall only be filled by the affirmative vote of (x) a majority of the directors then in office and (y) a majority of the Class B Directors then in office, although less than a quorum, or by a sole remaining director (provided that at least one Class B Director must then be in office); and the Class A Directors so

5

Certificate of Incorporation

chosen shall hold office for the unexpired term of the Class A Director whose place shall be vacant; and

(ii)	notwithstanding clause (i) above, any vacancy occurring in the Board of Directors resulting from the resignation, retirement or other removal from office of any Designated Independent Director and any nomination for election or re-election of a Class A Director to be designated as a Designated Independent Director in connection with any meeting held for the purpose of electing Class A Directors shall only be filled upon the approval thereof by the remaining Designated Independent Directors (or, if no Designated Independent Directors are then in office, a majority of the Independent Directors), subject in each case to the consent of a majority of the directors then serving on the Nominating Committee.

b.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, following the occurrence of a Termination Event or a Permanent Suspension, or during a Suspension:

(i)	newly created directorships in the Board of Directors that result from an increase in the total number of authorized Class A Directors and any vacancy occurring in the Board of Directors resulting from the resignation, retirement or other removal from office of any Class A Director (other than a Designated Independent Director) may only be filled upon the approval thereof by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the Class A Director so chosen shall hold office for the unexpired term of the Class A Director whose place shall be vacant; and

(ii)	any vacancy occurring in the Board of Directors resulting from the resignation, retirement or other removal from office of any Designated Independent Director shall only be filled upon approval thereof by a majority of the directors then serving on the Nominating Committee.

B. Action by the Board. In addition to any other vote of the directors of the Corporation required by law, this Certificate of Incorporation or the By-Laws of the Corporation, at any time prior to the occurrence of a Termination Event or a Permanent Suspension and other than during a Suspension, any determination or other action of or by the Board of Directors (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of the directors present at such meeting, including a majority of the Class B Directors present at such meeting.

C. Committees. (1) All decisions of each committee of the Board of Directors shall require the affirmative vote of a majority of the directors then serving on such committee.

6

Certificate of Incorporation

(2)	(a) Prior to the occurrence of a Termination Event or a Permanent Suspension and other than during a Suspension, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board of Directors and except for the Designated Independent Director Committee (as hereinafter defined), each committee of the Board of Directors shall consist of a majority of Class B Directors and not fewer than two Class A Directors.

(b)	Prior to the occurrence of a Termination Event and during a Suspension or following the occurrence of a Permanent Suspension, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), the holder of the Class B Common Stock may designate, and the Board of Directors shall appoint, such Class B Directors to serve on each committee of the Board of Directors so that after such appointment(s), the ratio of such designated Class B Directors who are members of such committee to the total number of directors constituting such committee is not less than the ratio of the number of Class B Directors entitled to be designated by the holder of the Class B Common Stock pursuant to paragraph (B)(2)(b) of Article FOURTH to the total number of authorized directors then constituting the entire Board of Directors, provided that in no event shall the number of directors that the holder of the Class B Common Stock is so entitled to designate for such committee appointment be (i) 50% or more of the total number of directors then serving on such committee or (ii) less than one.

(3)	To the extent that no Class B Director is permitted to serve on a particular committee under applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), the Corporation shall take all necessary action to permit at least one Class B Director to attend each meeting of such committee as a non-voting observer, in each case to the extent permitted by such applicable laws, rules and regulations.

(4)	Prior to the occurrence of a Termination Event or a Permanent Suspension and other than during a Suspension, the Nominating Committee of the Board of Directors shall consist of four Class B Directors and three of the Designated Independent Directors (selected by majority vote of all the Designated Independent Directors from among their number), each of whom shall meet the requirements of any applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed). All decisions of the Nominating Committee shall require the affirmative vote of a majority of the directors then serving on such committee.

7

Certificate of Incorporation

(5)	Prior to the occurrence of a Termination Event, the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Designated Independent Directors (the “Designated Independent Director Committee”). Notwithstanding anything herein to the contrary, the Designated Independent Director Committee shall be authorized to exercise the authority otherwise solely vested in the Designated Independent Directors pursuant to the Stockholders Agreement, the Merger Agreement (as defined in the Stockholders Agreement) and this Certificate of Incorporation.

D. Quorum. In addition to the requirements under applicable law and the By-Laws of the Corporation, at any time prior to a Termination Event and other than during a Suspension or following a Permanent Suspension, a quorum for transaction of business at any meeting of the Board of Directors shall require the presence of (i) a majority of the total number of authorized directors then constituting the entire Board of Directors and (ii) a majority of the Class B Directors then in office.

EIGHTH. Subject to the requirements of this Certificate of Incorporation and the DGCL, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH. For purposes of this Certificate of Incorporation:

A. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of TD solely by virtue of TD’s ownership of the Company Common Stock, the election of Class B Directors nominated by it to the Board, the election of any other directors nominated by the Nominating Committee of the Board or any other action taken by TD or its Affiliates which is permitted under the Stockholders Agreement which may be deemed to constitute control of the Corporation, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set

8

Certificate of Incorporation

forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

B. “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (A) voting power which includes the power to vote, or to direct the voting of, such security; and/or (B) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD or any of its Affiliates be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Sections 2.3 or 2.4 of the Stockholders Agreement unless, and then only to the extent that, TD or such Affiliate shall have actually exercised such right. For purposes of this Certificate of Incorporation, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of Common Stock subject to options granted under the Corporation’s benefit plans or shares of Common Stock (including derivative interests therein) otherwise issued under the Corporation’s benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Corporation or any of its Subsidiaries shall not solely for that reason be deemed to be Beneficially Owned by TD or any of its Affiliates; and provided, further, that securities Beneficially Owned by TD and its Affiliates shall not include, for any purpose under this Certificate of Incorporation, any Voting Securities or other securities held: by TD and its Subsidiaries in trust, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open or closed end investment funds or other pooled investment vehicles sponsored, managed and/or advised or subadvised by TD or its Affiliates; or by Affiliates of TD (or any division thereof) which are broker-dealers or otherwise engaged in the securities business, provided that in each case, such securities were acquired in the ordinary course of business of their respective banking, investment management and securities business and not with the intent or purpose on the part of TD or its Affiliates of influencing control of the Corporation or avoiding the provisions of this Certificate of Incorporation. The term “Beneficially Own” shall have a correlative meaning.

C. “Company Common Stock” means the Common Stock and the Class B Common Stock.

D. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Section 2(e) of Regulation Y (12 C.F.R. Part 225) or any successor regulation, as

9

Certificate of Incorporation

promulgated by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

E. “Designated Independent Director” means each of the four Independent Directors designated by the Board of Directors on the effective date of this Certificate of Incorporation and their respective successors who are nominated and designated as such in accordance with paragraph (A)(3) of Article SEVENTH and who are then serving in such capacity.

F. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

G. “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

H. “Independent Directors” means any director who (i) is or would be an “independent director” with respect to the Corporation and with respect to TD pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section 10A of the Exchange Act (or any successor provisions) and (ii) is not a Class B Director or an Affiliate or a past or present officer, director or employee of, and was not nominated by, TD or any of its Affiliates.

I. “Measurement Date” means (i) the date on which the Voting Securities Beneficially Owned by TD and its Affiliates first represent less than 50% of the Total Voting Power as a result of dilution or other actions or events other than Transfer Events, and (ii) any subsequent date on which another event occurs (other than any Transfer of Voting Securities by TD or an Affiliate of TD) that further decreases such Beneficial Ownership by at least 2% of Total Voting Power since the immediately preceding Measurement Date.

J. “Permanent Suspension” means the occurrence and continuation of a Suspension for 12 consecutive months.

K. “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

L. “Shortfall Amount” means, as of any Measurement Date, the difference between (i) 50% and (ii) the Total Voting Power (expressed as a percentage) represented by the Voting Securities Beneficially Owned by TD and its Affiliates as of such Measurement Date.

M. “Stockholders Agreement” means the Stockholders Agreement, dated as of August 25, 2004, among the Corporation, Banknorth Group, Inc. (the Corporation’s predecessor) and TD, as such agreement may be amended, supplemented or modified from time to time.

N. “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors

10

Certificate of Incorporation

or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

O. “Suspension” means the period of time during which certain designated rights of the holder of the Class B Common Stock under this Certificate of Incorporation and the Stockholders Agreement are temporarily suspended. A Suspension will occur in the event that TD and its Affiliates Beneficially Own Voting Securities representing in the aggregate less than 50% of the Total Voting Power as a result of (i) Transfers of Voting Securities by TD and its Affiliates (“Transfer Events”) and such minority ownership position continues for at least 30 consecutive days or (ii) dilution or other actions or events other than Transfer Events, provided that no Suspension shall occur as a result of this clause (ii) if TD and its Affiliates (x) do not at any time Beneficially Own Voting Securities representing in the aggregate less than 35% of the Total Voting Power and do not after ceasing to Beneficially Own Voting Securities representing at least 50% of the Total Voting Power Transfer any Voting Securities other than to an Affiliate unless within 30 days thereafter TD and its Affiliates repurchase an amount of Voting Securities at least equal to the amount so Transferred, (y) reacquire, at any time prior to the first anniversary of a Measurement Date, Beneficial Ownership of Voting Securities representing at least 50% of the Shortfall Amount as of such Measurement Date, and (z) prior to the second anniversary of the most recent Measurement Date, regain Beneficial Ownership of Voting Securities representing at least a majority of the Total Voting Power. Unless a Permanent Suspension shall have occurred, if at any time during a Suspension, TD and its Affiliates Beneficially Own Voting Securities representing in the aggregate 50% or more of the Total Voting Power, such Suspension shall automatically terminate and the applicable designated rights shall automatically be reinstated. A subsequent decrease in TD’s and its Affiliates’ Beneficial Ownership of Voting Securities below 50% of the Total Voting Power shall again trigger the provisions of this definition of “Suspension”, in which event new measurement periods pursuant to clauses (i) and (ii)(y) and (z) of this definition and of the definition of “Permanent Suspension” shall commence; provided that if within six months following any such termination of a Suspension that had resulted from Transfer Events, another Suspension resulting from Transfer Events occurs, such new measurement periods with respect to such subsequent Suspension shall not commence and such subsequent Suspension shall be deemed, for purposes of the definition of Permanent Suspension, to be a continuation of the prior Suspension.

P. “TD” means The Toronto-Dominion Bank, a Canadian chartered bank, and any successor thereto (whether by operation of law in a merger or amalgamation or otherwise).

Q. “Termination Event” means TD and its Affiliates Beneficially Owning either (1) Voting Securities representing less than 15% of the Total Voting Power, or (2) 90% or more of each class of capital stock of the Corporation the ownership of which would be required in order to effect a merger pursuant to Section 253 of the DGCL (acquired in compliance with the terms of the Stockholders Agreement).

R. “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Common Stock generally.

11

Certificate of Incorporation

S. “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Voting Securities or any interest in any Voting Securities; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which TD is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of TD’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its Subsidiaries, provided that the primary purpose of any such transaction is not to avoid the provisions of this Certificate of Incorporation and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not TD, expressly assumes all obligations of TD under the Stockholders Agreement. For purposes of this Certificate of Incorporation, the term Transfer shall include the sale of an Affiliate of TD or TD’s interest in an Affiliate which Beneficially Owns Voting Securities unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence. Solely for purposes of subparagraph (B)(5) of Article FOURTH the term “Transfer” shall also refer to the Class B Common Stock.

T. “Voting Securities” means at any time shares of any class of capital stock or other securities of the Corporation, other than the Class B Common Stock, which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of capital stock.

U. For purposes of this Certificate of Incorporation, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Corporation with the Securities and Exchange Commission, unless the Corporation shall have updated such information by delivery of written notice to TD. If at any time or from time to time the Corporation becomes aware of any event that has caused, or which could reasonably be expected to cause, TD’s Beneficial Ownership of Voting Securities to decrease below a majority of the Total Voting Power, such as receipt of an option holder’s notice to exercise such option(s), the Corporation shall promptly (but in no event more than five business days thereafter) notify TD thereof.

ELEVENTH. A. In recognition of the fact that the Corporation and TD currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities (subject, in each case, to the provisions of Section 4.10 of the Stockholders Agreement), and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with TD (including possible service of officers and directors of TD as officers and directors of the Corporation), the provisions of this Article ELEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve TD and its officers and

12

Certificate of Incorporation

directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. In furtherance of the foregoing (but without limiting the provisions of Section 4.10 of the Stockholders Agreement), the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article ELEVENTH to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), and TD renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity presented to a director or officer of TD and allocated to the Corporation pursuant to Article ELEVENTH to the fullest extent permitted by applicable law.

B. TD shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation (except as may otherwise be expressly provided in Section 4.10 of the Stockholders Agreement), and neither TD nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of TD. In the event that TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both TD and the Corporation, TD shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that TD pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

C. In the event that a director or officer of the Corporation who is also a director or officer of TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and TD, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:

(1)	A corporate opportunity offered to any Person who is an officer of the Corporation, and who is also a director but not an officer of TD, shall belong to the Corporation;

(2)	A corporate opportunity offered to any Person who is a director but not an officer of the Corporation, and who is also a director or officer of TD, shall belong to the Corporation if such opportunity is expressly offered to such Person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to TD; and

(3)	A corporate opportunity offered to any Person who is an officer of both the Corporation and TD (other than the Chief Executive Officer of the Corporation if at the relevant time he is also an officer of TD, with respect to whom opportunities shall be subject to paragraph C(1) above except if such opportunity is expressly offered to such individual in writing solely in his or her capacity as an officer of TD) shall belong to the Corporation if such opportunity is expressly

13

Certificate of Incorporation

offered to such Person in writing solely in his or her capacity as an officer of the Corporation, and otherwise shall belong to TD.

D. For purposes of this Article ELEVENTH only:

(1)	A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such Person is a full-time employee of the Corporation; and

(2)	(A) The term “Corporation” shall mean the Corporation and its Subsidiaries, and (B) the term “TD” shall mean TD and its Subsidiaries (other than the Corporation and its Subsidiaries).

E. Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article ELEVENTH shall expire on the first date on which TD and its Affiliates Beneficially Own Voting Securities representing less than 15% of the Total Voting Power. Neither the alteration, amendment or repeal of this Article ELEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

TWELFTH. The Corporation elects not to be governed by Section 203 of the DGCL.

THIRTEENTH. Prior to the occurrence of a Termination Event, the Corporation shall not adopt a stockholders’ rights plan or other similar antitakeover measure unless such plan or measure expressly excludes TD and its Affiliates from its operation in all respects, and does not impair in any respect the rights of TD or any of its Affiliates under the Stockholders Agreement, including their rights under Section 3.2 thereof.

14

EXHIBIT D

AMENDED

BY-LAWS

OF

TD BANKNORTH INC.

(A Delaware Corporation)

ARTICLE I

MEETINGS OF THE STOCKHOLDERS

     SECTION 1.1. If required by applicable law, the annual meeting of the stockholders of TD Banknorth Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such place within or without the State of the Delaware and at such time and date as shall be designated from time to time by the Board of Directors or by the Chairman of the Board of Directors.

     SECTION 1.2. Special meetings of the stockholders of the Corporation or of the holders of any one or more classes of the capital stock of the Corporation entitled to vote as a class or classes with respect to any matter may be called only in accordance with Article SIXTH of the Certificate of Incorporation.

     SECTION 1.3. Unless otherwise required by applicable law, notice of the time, place and, in the case of a special meeting, the purpose or purposes of every annual and every special meeting of the stockholders shall be delivered personally or given at least ten days (but not more than sixty days) prior to the date of such meeting to each stockholder of record entitled to vote at such meeting.

     SECTION 1.4. (a) If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or series of stock. Without limiting the generality of the foregoing, at any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holder of the outstanding share of Class B Common Stock shall be required and be sufficient to constitute a quorum of such class for the election of “Class B Directors” (as defined in the Certificate of Incorporation) by such class and (ii) the presence in person or by proxy of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Class A Directors (as hereinafter defined) at such meeting shall be required and be sufficient to constitute a quorum for the election of directors other than Class B Directors (the “Class A Directors”). At any such meeting or adjournment thereof the absence of a quorum of the holders of Class B Common

Stock shall not prevent the election of the Class A Directors, and the absence of a quorum of the holders of voting shares other than Class B Common Stock shall not prevent the election of Class B Directors.

          (b) Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, at any meeting held for any purpose other than the election of directors, the holders of a majority in voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

     SECTION 1.5. Unless determined otherwise by the Board of Directors, the Chairman of the Board, or in the Chairman’s absence or at the Chairman’s direction, the President, shall call all meetings of the stockholders to order and shall act as Chairman of such meeting and the Secretary of the Corporation shall act as secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing (i) restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders’ proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof, (iv) rules and procedures with respect to the circumstances in which any person may make a statement or ask questions and (v) limitations on time allotted to questions or comments by participants.

     SECTION 1.6. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote or act for him by proxy. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

     SECTION 1.7. In all matters other than the election of directors, when a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute, of applicable stock exchange rule or of the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Except as otherwise provided in the Certificate of Incorporation, any election of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote in such election.

     SECTION 1.8. The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of

2

the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be kept open to examination by any stockholder as required by applicable law. The list also shall be open to examination at the meeting as required by applicable law.

     SECTION 1.9. The Board of Directors, in advance of all meetings of the stockholders, shall appoint one or more judges of stockholder votes, who may be stockholders or their proxies, but not directors of the Corporation or candidates for office. In the event that the Board of Directors fails to so appoint judges of stockholder votes or, in the event that one or more judges of stockholder votes previously designated by the Board of Directors fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more judges of stockholder votes to fill such vacancy or vacancies. Judges of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of judge of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The judges of stockholder votes so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the judges of stockholder votes, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such judges’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the judges of stockholder votes may consider such information as is permitted by applicable law.

     SECTION 1.10. (a) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation (other than for election as a Class B Director) and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.3 of these By-Laws, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who is entitled to vote at the meeting in such election or on such matter (as the case may be), who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

     (2) At any annual meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to or mailed the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days

3

prior to the first anniversary of the preceding year’s annual meeting (which first anniversary for the 2005 annual meeting of stockholders of the Corporation shall be deemed to be April 27, 2005); provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a Class A Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (including the names of such person or persons) pursuant to which such nomination is being made, and (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that such stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or propose the business specified in the notice, (iv) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent to a stockholder proposal. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a Class A Director of the Corporation at

4

a meeting of stockholders unless such person has been nominated in accordance with the procedures set forth herein. If the facts warrant, the Chairman of the meeting shall determine and declare to the meeting that a nomination or business does not satisfy the requirements set forth in the preceding sentences and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. The foregoing notice requirements of this Section 1.10(a)(2) shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

     (3) Notwithstanding anything in paragraph (a)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased to add Class A Directors and there is no public announcement naming all of the Class A Director nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice, to the extent required by this By-Law, shall also be considered timely, but only with respect to nominees for any new Class A Director positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

          (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 1.3 of these By-Laws. Nominations of persons for election to the Board of Directors (other than for election as a Class B Director) may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who is entitled to vote at the meeting in such election, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (a)(2) of this Section 1.10 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting.

          (c) General. (1) Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as Class A Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise

5

provided by law, the Certificate of Incorporation or these By-laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

     (2) For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (3) For purposes of this Section 1.10, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 1.10, and in order for any notification required to be delivered by a stockholder pursuant to this Section 1.10 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

     (4) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

     (5) Notwithstanding the foregoing provisions of this Section 1.10, the advance notice procedures for director nominations and stockholder proposals will not be applicable to The Toronto-Dominion Bank, a Canadian chartered bank, and its Affiliates (“TD”) for so long as the Class B Common Stock remains outstanding.

6

ARTICLE II

DIRECTORS

     SECTION 2.1. A meeting of the Board of Directors shall be held following the annual meeting of the stockholders at the place of such annual meeting and as soon as practicable thereafter, and no notice thereof shall be necessary. Regular meetings of the Board of Directors shall be held on such days and at such hours as shall from time to time be fixed by standing resolution of the Board of Directors, and the meeting following the annual meeting of the stockholders shall constitute a regular meeting. In the event that the day fixed for any regular meeting of the Board of Directors shall fall on a legal holiday, then such regular meeting shall be held at the same hour upon such day as the Board of Directors may previously designate by resolution, and if no such day be designated, then said meeting shall be held on the next succeeding day that is not a holiday. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board. Special meetings of the Board of Directors shall be called by the Secretary when requested by directors representing a majority of the Board of Directors, or by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, or the President. Notice of the time and place of each meeting (other than regular meetings) and each special meeting of the Board of Directors or any committee thereof shall be sent to each Director or member of such committee, as the case may be, by the Secretary, by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director), with a copy delivered by mail or by recognized courier service, at least five days prior to the date fixed for such meeting unless such notice requirement is waived by a majority of the Board of Directors or such committee, including, in each case, a majority of the Class B Directors, in which case such notice shall be sent by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director) or telephonically at least twenty-four hours prior to the date and time fixed for such meeting. Each meeting of the Board of Directors shall be held at the principal office of the Corporation unless the Board of Directors, by standing resolution or otherwise, shall designate some other place where such meeting shall be held. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing or by electronic transmission.

     SECTION 2.2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as may otherwise be provided by the DGCL or the Certificate of Incorporation.

     SECTION 2.3. If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or series of stock.

7

     SECTION 2.4. (a) The Board of Directors shall designate an Executive Committee, which shall include such number of Class B Directors as is required by Article SEVENTH of the Certificate of Incorporation. Regular meetings of the Executive Committee shall be held at such times and on such notice and at such places as it may from time to time determine. The Executive Committee shall act, advise with and aid the officers of the Corporation in all matters concerning its interest and the management of its business, and shall generally perform such duties and exercise such powers as may from time to time be delegated to it by the Board of Directors, and shall have authority to exercise all the powers of the Board of Directors, so far as may be permitted by law, in the management of the business and the affairs of the Corporation whenever the Board of Directors is not in session or whenever a quorum of the Board of Directors fails to attend any regular or special meeting of such Board. The committee shall have power to authorize the seal of the Corporation to be affixed to all papers which are required by the DGCL to have the seal affixed thereto. The fact that the Executive Committee has acted shall be conclusive evidence that the Board of Directors was not in session at such time or that a quorum of the Board of Directors had failed to attend the regular or special meeting thereof.

     (b) Prior to the occurrence of a Termination Event, the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Designated Independent Directors (as defined in the Certificate of Incorporation) and which shall be authorized to exercise the authority otherwise solely vested in the Designated Independent Directors pursuant to paragraph A(3)(a)(ii) of Article SEVENTH of the Certificate of Incorporation and the Stockholders Agreement.

     (c) The Board of Directors may designate one or more additional committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall also include such number of Class B Directors as is required by Article SEVENTH of the Certificate of Incorporation.

     (d) Unless otherwise provided in Article SEVENTH of the Certificate of Incorporation, all decisions of such committees shall require the affirmative vote of a majority of the directors on such committee. Subject to Article SEVENTH of the Certificate of Incorporation, the Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to Article SEVENTH of the Certificate of Incorporation, in the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be

8

conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors.

     (e) Members of a committee of the Board of Directors shall be entitled to receive such compensation for service thereon as may be determined by the Board of Directors and for the payment or reimbursement of any or all expenses incurred by them in connection with such service.

     SECTION 2.5. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or a copy of the electronic transmission are filed with the minutes of proceedings of the Board of Directors.

     SECTION 2.6. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

     SECTION 2.7. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III

OFFICERS; DUTIES OF OFFICERS

     SECTION 3.1. (a) The officers of the Corporation shall be the Chairman of the Board, President, Treasurer, Secretary and Chief Auditor and such other officers with such other titles as the Board of Directors shall determine. The Board of Directors may appoint or delegate the appointment of such other officers as it may deem appropriate. All officers shall be elected or appointed by or by the authority of the Board of Directors as and shall hold their offices at the pleasure of the Board of Directors. Any two or more offices may be held by the same person.

     (b) All officers of the Corporation elected or appointed by or by the authority of the Board of Directors shall hold office for such term as may be determined by or by the authority of the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by or by the authority of the Board of Directors or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

     (c) Each of the officers of the Corporation appointed by or by the authority of the Board of Directors or appointed by an officer in accordance with these shall have the powers and duties prescribed by law, by these By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless

9

otherwise prescribed by these By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

     (d) Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board of Directors may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

     SECTION 3.2. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. In the absence of the Chairman of the Board of Directors, the President shall preside, and in the absence of both the Chairman of the Board of Directors and the President, any other Director designated by the Board of Directors shall preside. The Chairman of the Board of Directors shall perform such other duties as the Board of Directors may from time to time prescribe.

     SECTION 3.3. In the absence or inability to act of the Chairman of the Board of Directors, the President shall, when present, act as ex officio chairman and shall preside at all meetings of the stockholders and the Board of Directors. The President may be designated by the Board of Directors as the Chief Executive Officer of the Corporation, and in such capacity shall have general charge of the business affairs and property of the Corporation. He shall have such other powers and perform such duties as is authorized by law and as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these By-laws.

     SECTION 3.4. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected or authorized to be selected by the Board of Directors; shall render or cause to be rendered a statement of the condition of the finances of the Corporation at all regular meetings of the Board of Directors, and a full financial report at the annual meeting of stockholders, if called upon by the Board of Directors so to do; shall receive and give receipt for moneys due and payable to the Corporation from any source whatsoever; and, in general, shall perform or cause to be performed all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board or as may be prescribed in these By-laws.

     SECTION 3.5. The Secretary shall have charge and custody of the corporate seal, records and minute books of the Corporation, and he shall keep correct written minutes of all meetings of stockholders and the Board of Directors. He shall give or cause to be given notice of all meetings of the stockholders and of the Board of Directors in accordance with these By-laws and as required by law, and shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors or the President. The duties of the Secretary may be performed by any Assistant Secretary appointed by the Board of Directors or any committee thereof.

     SECTION 3.6. The Chief Auditor shall be the chief internal auditing officer of the Corporation. The Chief Auditor shall continuously examine the affairs of the Corporation and its subsidiaries and, in general, shall perform or cause to be performed all the duties incident to the office of chief internal auditing officer and such other duties as from time to time may be

10

assigned to him by the Board of Directors or the Audit Committee of the Board of Directors. The Chief Auditor shall report to the Audit Committee of the Board of Directors.

     SECTION 3.7. Subject to the prior authority of the Board of Directors, additional officers may be appointed by the Executive Committee and the salaries of such officers may be fixed by the Executive Committee.

     SECTION 3.8. No officer of the Corporation shall be prevented from receiving a salary as such officer or from voting thereon by reason of the fact that such officer is also a director of the Corporation. The salaries of the officers of the Corporation, including such officers as may be directors of the Corporation, shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any officer who has been given power to appoint subordinate officers the authority to fix the salaries or other compensation of any such officers appointed by him.

ARTICLE IV

INDEMNIFICATION

     SECTION 4.1. Without limitation, the Corporation shall indemnify any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware (“DGCL”), provided that the Corporation shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by a Covered Person without its prior written consent, other than an action, suit or proceeding seeking indemnification from the Corporation hereunder.

     SECTION 4.2. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding by a Covered Person shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the Corporation of a written undertaking by or on behalf of the Covered Person to repay such amount under the circumstances specified in the DGCL and which otherwise meets the requirements of the DGCL. Such undertaking shall be an unlimited general obligation of the person seeking the advance, but need not be secured.

     SECTION 4.3. The indemnification and entitlement to advances of expenses provided by this Article IV shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested

11

directors or otherwise, both as to action in that person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, trustee or partner and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 4.4. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other entity, against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the Corporation would have the power to indemnify that person against such liability under this Article IV.

     SECTION 4.5. The right to indemnification herein provided for shall apply to persons who are directors or officers of corporations or other entities that are merged or otherwise combined with the Corporation only after the effective date of such merger or other combination and only as to their status with and activities on behalf of the Corporation after such date.

     SECTION 4.6. In the event that any of the provisions of this Article IV (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article IV shall remain enforceable to the fullest extent permitted by law.

     SECTION 4.7. The duties of the Corporation to indemnify and to advance expenses to any person provided in this Article IV shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article IV shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or omission, or alleged act or omission, which took place prior to such amendment or repeal.

ARTICLE V

SEAL

     SECTION 5.1. The corporate seal of the Corporation shall be of such form and device as may from time to time be designated by the Board of Directors and shall have inscribed thereon the name of the Corporation. In lieu of a corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced. The Board of Directors may determine that the Corporation shall have no seal.

12

ARTICLE VI

MINUTE BOOKS

     SECTION 6.1. The Certificate of Incorporation, the proceedings of all regular and special meetings of the Board of Directors and any committee thereof, and of the stockholders, these By-laws and any amendments thereto and reports of the committees of the Directors shall be recorded in the minute book; and the minutes of each such meeting shall be signed by the presiding officer and the Secretary or an Assistant Secretary or a secretary pro tempore.

ARTICLE VII

CERTIFICATES AND TRANSFERS OF STOCK

     SECTION 7.1. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or the Secretary, or by an Assistant Treasurer or Assistant Secretary, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. Certificates and stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The name of the person owning the shares represented by each certificate, with the number of such shares and the date of issue, shall be entered upon the stock records of the Corporation.

     SECTION 7.2. Transfer of shares of stock may be made by delivery of the certificates therefor, endorsed by the holder of record thereof, or accompanied by a written assignment or power of attorney to sell, assign or transfer the same, signed by the holder of record thereof, or otherwise as provided by law with respect to uncertificated shares; but no transfer shall affect the right of the Corporation to pay any dividends upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

     SECTION 7.3. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of

13

stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of stockholders to express consent to action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty days prior to such action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7.4. In case of the loss, mutilation or destruction of any certificate of any share or shares of stock of the Corporation, a duplicate certificate may be issued upon such terms as the Board of Directors may prescribe.

ARTICLE VIII

EMERGENCIES

     SECTION 8.1. In the event of an emergency declared by the President of the United States or the person performing his functions, or similar officials in the state in which the Corporation has its principal place of business or the persons performing their functions, the officers and employees of the Corporation will continue to conduct the affairs of the Corporation under such guidance from the Board of Directors as may be available except as to such matters which by statute require specific approval by the Board of Directors and subject to conformance with any governmental directives during the emergency.

ARTICLE IX

CONSTRUCTION

     SECTION 9.1. Except where such construction would be repugnant to the context, whenever used in these By-laws, the singular includes the plural, and vice versa; the masculine gender includes the feminine gender; and the words “stockholder” and “stockholders” shall mean the holder or holders of outstanding shares of capital stock of the Corporation.

14

ARTICLE X

CORPORATE BOOKS

     SECTION 10.1. The books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

ARTICLE XI

CHECKS, NOTES, PROXIES, ETC.

     SECTION 11.1. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be hereunto authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Vice Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.

ARTICLE XII

FISCAL YEAR

     SECTION 12.1. Except as from time to time determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

ARTICLE XIII

AMENDMENTS

     SECTION 13.1. Subject to the provisions of the Certificate of Incorporation, these By-laws may be altered, amended or repealed or new By-laws may be adopted by the Board of Directors or by the affirmative vote of the holders of at least a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders; provided, that any amendment (by merger, consolidation or otherwise by operation of law) to these By-laws that would adversely affect the powers, preferences, privileges or rights of the Class B Common Stock or of the holder thereof shall require the approval of the holder of the Class B Common Stock.

15

EXHIBIT E

See Exhibit 10.1
to Form 8-K

EXHIBIT F

See Exhibit 4.1
to Form 8-K

EXHIBIT G

Form of Affiliate Letter

Berlin Delaware Inc.
Two Portland Square
Portland, Maine 04112

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Banknorth Group, Inc., a Maine corporation (“Banknorth”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of August 25, 2004 (the “Merger Agreement”), among The Toledo-Dominion Bank, a Canadian chartered bank (“TD”), Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD (“Berlin Mergerco”), Banknorth and Berlin Delaware Inc., a Delaware corporation and a wholly-owned subsidiary of Banknorth (“Banknorth Delaware”), Banknorth will effect a migratory merger by merging with and into Banknorth Delaware (the “Migratory Merger”) and immediately thereafter Berlin Mergerco will merge with and into Banknorth Delaware (the “Acquisition Merger” and, together with the Migratory Merger, the “Mergers”). In connection with the Acquisition Merger, each share of common stock, par value $0.01 per share, of Banknorth (the “Banknorth Common Stock”) shall be converted into the right to receive (i) 0.2351 of a share of common stock, without par value, of TD (the “TD Common Shares”), (ii) $12.24 in cash and (iii) 0.49 of a share of common stock, par value $0.01 per share, of Banknorth Delaware (the “Banknorth Delaware Common Stock”), plus cash in lieu of any fractional share interests. All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     I represent, warrant and covenant to TD and Banknorth Delaware that in the event I receive any TD Common Shares or Banknorth Delaware Common Stock as a result of the Mergers:

     (a) I shall not make any sale, transfer or other disposition of TD Common Shares or Banknorth Delaware Common Stock in violation of the Securities Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of TD Common Shares or Banknorth Delaware Common Stock to the extent I believed necessary with my counsel or counsel for Banknorth.

     (c) I have been advised that the issuance of TD Common Shares and shares of Banknorth Delaware Common Stock to me pursuant to the Mergers will be registered with the SEC under the Securities Act on a combined Registration Statement on Form F-4 and S-4. However, I have also been advised that, since at the time the Mergers will be submitted for a vote of the stockholders of Banknorth I may be deemed to have been an affiliate of Banknorth and the distribution by me of TD Common Shares or shares of Banknorth Delaware Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of TD Common Shares or shares of Banknorth Delaware Common Stock issued to me in the Mergers unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to TD in the case of a transfer of TD Common Shares and in the opinion of counsel reasonably acceptable to Banknorth Delaware in the case of a transfer of shares of Banknorth Delaware Common Stock, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     (d) I understand that neither TD nor Banknorth Delaware is under any obligation to register the sale, transfer or other disposition of TD Common Shares or shares of Banknorth Delaware Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available. In the event of a sale, transfer or other disposition pursuant to Rule 145, I will supply TD and Banknorth Delaware with a letter in the form of Annex A hereto evidencing my compliance with such Rule. I understand that each of TD and Banknorth Delaware may instruct its transfer agent to withhold the transfer of any of my TD Common Shares or any of my shares of Banknorth Delaware Common Stock, but that upon receipt of such letter the transfer agent shall effectuate the transfer of such shares indicated as sold, transferred or otherwise disposed of in the letter.

     (e) I also understand that stop transfer instructions will be given to TD’s transfer agent with respect to TD Common Shares and to Banknorth Delaware’s transfer agent with respect to the shares of Banknorth Delaware Common Stock and that there will be placed on the stock certificates issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

     (f) I also understand that unless the transfer by me of my TD Common Shares or shares of Banknorth Delaware Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, TD and Banknorth Delaware reserve the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to TD’s and Banknorth Delaware’s respective transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to TD or Banknorth Delaware, as applicable (i) a copy of a “no-action” or interpretive letter obtained by me from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to TD or Banknorth Delaware, as applicable, or other evidence reasonably satisfactory to TD or Banknorth Delaware, as applicable, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

     I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

     Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Banknorth as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:

Name:
Title:

Accepted this           day of
                     2004

THE TORONTO-DOMINION BANK

By:

Name:
Title:

BERLIN DELAWARE INC.

By:

Name:
Title:

Annex A

[Date]

TD Banknorth Inc.
Two Portland Square
Portland, Maine 04112

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2

On __________________, I sold the [shares of common stock, par value $0.01, of TD Banknorth Inc., a Delaware corporation (“TD Banknorth”)] [common shares, without par value, of The Toronto-Dominion Bank, a Canadian chartered bank (“TD”)] (the “Securities”), described below in the space provided for that purpose. The Securities were received by me in connection with the merger of Berlin Delaware Inc. (“Banknorth Delaware”), a wholly-owned subsidiary of Banknorth Group, Inc., a Maine corporation (“Banknorth”), with Banknorth, with Banknorth Delaware as the surviving corporation and the subsequent merger of Banknorth Delaware with Berlin Merger Co., a wholly-owned subsidiary of TD, whereby Banknorth Delaware changed its name to TD Banknorth Inc.

Based upon the most recent report or statement filed by [TD Banknorth][TD] with the Securities and Exchange Commission, the Securities were sold in conformity with Rule 145 promulgated under the Securities Act of 1933 (the “Securities Act”).

Very truly yours,

[Name]

[Description of Securities]